Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

SAFETY PRODUCTS HOLDINGS, INC.,

THE SELLERS PARTY HERETO,

HONEYWELL INTERNATIONAL INC.,

and

THE REPRESENTATIVE NAMED HEREIN

April 3, 2008

TABLE OF CONTENTS

		Page

ARTICLE 1		PURCHASE AND SALE	2
1	A.	Purchase and Sale Transaction	2
1	B.	Options	3
1	C.	Closing	4
1	D.	Closing Payments and Related Transactions	4
1	E.	Certain Management Retention Amounts	7

ARTICLE 2		CONDITIONS TO CLOSING	9
2	A.	Conditions to All Parties' Obligations	9
2	B.	Conditions to the Buyer's Obligations	9
2	C.	Conditions to the Company's and the Sellers' Obligations	10
2	D.	Waiver of Condition; Frustration of Conditions	11

ARTICLE 3		CERTAIN COVENANTS PRIOR TO THE CLOSING	11
3	A.	Access	11
3	B.	Ordinary Conduct of Company	12
3	C.	Use of Cash; Cancellation of Accounts from Equity Holders	15
3	D.	Exclusive Transaction	15
3	E.	280G Cooperation	16
3	F.	Certain Exercises of Drag-Along Rights	16
3	G.	Certain Actions with Respect to Letters of Credit	16
3	H.	Termination of Stockholders' Agreement	17
3	I.	Treatment of Opco Notes and Holdco Notes	17
3	J.	Reserved	18
3	K.	Transfer Restrictions; Matters Related to Stockholders Agreements	18
3	L.	Confidentiality; Non-Competition; Non-Solicitation	18
3	M.	Other Matters	21

ARTICLE 4		REPRESENTATIONS AND WARRANTIES OF EACH SELLER	22
4	A.	Authority	22
4	B.	Authorization	22
4	C.	No Breach	22
4	D.	Ownership of Company Capital Stock	22
4	E.	Legal Proceedings	22
4	F.	No Other Representations	23

ARTICLE 5		REPRESENTATIONS AND WARRANTIES OF THE COMPANY 23
5	A.	Organization and Corporate Power; Authorization; Enforceability	23
5	B.	Company Capital Stock	23
5	C.	Subsidiaries	24
5	D.	Authorization; No Breach	25

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5	E.	Financial Statements; Company SEC Reports; Undisclosed Liabilities;
		Financial Procedures	25
5	F.	Absence of Certain Developments	27
5	G.	Real Property	28
5	H.	Tax Matters	29
5	I.	Company Material Contracts	31
5	J.	Intellectual Property	34
5	K.	Legal Proceedings	35
5	L.	Brokerage	35
5	M.	Company Employee Benefit Plans	35
5	N.	Insurance	37
5	O.	Compliance with Applicable Laws	38
5	P.	Environmental	38
5	Q.	Employees and Labor Matters	38
5	R.	Affiliate Transactions	40
5	S.	Permits	40
5	T.	Government Contracts	40
5	U.	Product Liability; Product Recalls and Warranties	41
5	V.	Customers	43
5	W.	Suppliers	43

ARTICLE 6		REPRESENTATIONS AND WARRANTIES OF BUYER	43
6	A.	Organization and Corporate Power	43
6	B.	Authorization; No Breach	43
6	C.	Legal Proceedings	44
6	D.	Investigation	44
6	E.	Board Approvals	44
6	F.	Financing	44
6	G.	Brokerage	44
6	H.	Solvency	44
6	I.	Acquisition for Investment	45

ARTICLE 7		TERMINATION	45
7	A.	Termination	45
7	B.	Effect of Termination	46

ARTICLE 8		DEFINITIONS	46
8	A.	Definitions	46
8	B.	Usage	46

ARTICLE 9		ADDITIONAL AGREEMENTS	47
9	A.	Survival; Certain Waivers	47
9	B.	Press Release and Announcements	50
9	C.	Confidentiality	51
9	D.	Notification	51
9	E.	Consents	51
9	F.	Reasonable Best Efforts	52

ii

9	G.	Regulatory Act Compliance	52
9	H.	Director and Officer Liability and Indemnification	53
9	I.	Designation and Replacement of Representative	54
9	J.	Authority and Rights of Representative; Limitations on Liability	55
9	K.	Facility Closings; Employee Layoffs	58
9	L.	Employee Benefits Matters	58
9	M.	Provision Respecting Representation of Company	59
9	N.	Expenses; Transfer Taxes	59
9	O.	Certain Access Provisions	59
9	P.	Seller Release	60

ARTICLE 10		MISCELLANEOUS	61
10	A.	Amendment and Waiver	61
10	B.	Notices	61
10	C.	Assignment	63
10	D.	Severability	63
10	E.	No Strict Construction	63
10	F.	Captions	64
10	G.	Complete Agreement	64
10	H.	Company Disclosure Letter	64
10	I.	No Additional Representations; Disclaimer	65
10	J.	Counterparts	66
10	K.	Governing Law	66
10	L.	CONSENT TO JURISDICTION	66
10	M.	WAIVER OF JURY TRIAL	67
10	N.	Payments under Agreement	67
10	O.	Third-Party Beneficiaries and Obligations	68
10	P.	Obligations of the Buyer and the Company	68
10	Q.	No Partnership Created	68
10	R.	Specific Performance	69
10	S.	Damages	69

LIST OF EXHIBITS

Exhibit A		Definitions
Exhibit B		Retention Escrow Agreement
Exhibit C		Form of Company Closing Certificate
Exhibit D		Form of Buyer Closing Certificate
Exhibit E		Form of Option Cancellation Agreement

iii

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of April 3, 2008, by and among Safety Products Holdings, Inc., a Delaware corporation (the "Company"), the Persons listed on the signature pages hereto under the heading "Sellers" (collectively referred to herein as the "Sellers" and individually as a "Seller"), Honeywell International Inc., a Delaware corporation (the "Buyer"), and Odyssey Investment Services, L.L.C., a Delaware limited liability company, solely in its capacity as representative as set forth in this Agreement (the "Representative"). Unless otherwise defined herein, capitalized terms used herein are defined in Exhibit A attached hereto.

     WHEREAS, as of the date hereof, the Sellers collectively, directly or indirectly, beneficially own 11,023,384.408 shares of common stock, par value $0.01 per share (the "Company Capital Stock"), of the Company, representing 100% of the Company Capital Stock issued and outstanding on the date hereof.

     WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to acquire from the Sellers, and the Sellers desire to sell to the Buyer, all of the shares of Company Capital Stock which are issued and outstanding and owned by the Sellers as of the Closing Date.

     WHEREAS, on the date hereof and in accordance with Section 9J hereof, the respective Sellers are delivering to the Representative all Certificates representing 100% of the shares of Company Capital Stock directly or indirectly beneficially owned by such Seller, duly endorsed for transfer or accompanied by appropriate transfer documents, for delivery by the Representative to the Buyer at the Closing on and subject to the terms and conditions set forth herein; and

     WHEREAS, immediately prior to the execution hereof certain Sellers have executed employment agreements with the Company, to take effect upon the Closing.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

     1A. Purchase and Sale Transaction. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer and convey to the Buyer, free and clear of all Liens (other than restrictions on transfer under applicable federal and state securities laws), and the Buyer shall purchase and acquire from each such Seller, all of the shares of Company Capital Stock held by such Seller as of immediately prior to the Closing, with each Seller being entitled to receive from the Buyer in respect of such Seller's shares of Company Capital Stock an aggregate amount in cash equal to the sum of (i) the product of (a) the number of shares of Company Capital Stock held by such Seller as of immediately prior to the Closing and (b) the Closing Per Share Consideration, and (ii) the product of (a) the number of shares of Company Capital Stock held by such Seller as of immediately prior to the Closing and (b) the Additional Per Share Consideration.

     1B. Options. Subject to Section 1D(ii) (with respect to the timing and method of payment) and Section 1E, at the Closing, each holder of an unexercised Option to purchase Company Capital Stock (whether or not vested) that is outstanding as of immediately prior to the Closing shall be entitled to receive, as payment thereon in respect of the cancellation thereof, from the Company an aggregate amount in cash equal to the sum of (i) the product of (a) the number of shares of Company Capital Stock subject to the unexercised portion of such Option held by such holder as of immediately prior to the Closing and (b) the Closing Option Per Share Consideration, and (ii) the product of (a) the number of shares of Company Capital Stock subject to the unexercised portion of such Option held by such holder as of immediately prior to the Closing and (b) the Additional Per Share Consideration. To facilitate the payment thereof, at least two (2) Business Days prior to the Closing, the Company shall deliver to the Buyer a schedule (the "Option Payment Schedule") setting forth, with respect to each Option, (i) the holder thereof, (ii) the number of shares of Company Capital Stock issuable upon exercise of such Option, and (iii) the aggregate amount of Closing Option Per Share Consideration to be paid to such holder pursuant to Section 1D(ii) below (net of all applicable required withholdings and, without duplication, other amounts that the Buyer may be required to deduct in accordance with Section 1D(vi) hereof). At the Closing and until such amounts are paid in full to the applicable recipients thereof, the Buyer shall contribute to the Company (and cause the Company to maintain on an unrestricted basis) an aggregate amount in cash sufficient to pay the consideration to be paid to the holders of Options pursuant to Section 1D(ii) below. Prior to the Closing, the Company (i) shall have delivered to the Buyer a copy of the duly adopted resolutions or action by written consent of the Committee (as defined in the Stock Option Plan) declaring (a) that the purchase and sale transaction contemplated by this Agreement is a "Corporate Event" (as defined in the Stock Option Plan), (b) that any Option outstanding as of immediately prior to the Closing shall be subject to purchase by the Company effective as of the Closing in exchange for the right to receive the Closing Option Per Share Consideration and the Additional Per Share Consideration payable in respect of such Option as provided herein, and (c) that no Options may be exercised after the Closing and (ii) shall take all other actions permitted under the Stock Option Plan so that effective as of the Closing all Options then outstanding shall be cancelled at the Closing and represent only the right to receive the Closing Option Per Share Consideration and the Additional Per Share Consideration. In connection with the foregoing, the Company will use its commercially reasonable efforts to seek to have each holder of an Option outstanding as of immediately prior to the Closing (other than Rollover Employees that entered into an option cancellation agreement on or prior to the date of this Agreement) enter into an option cancellation agreement in substantially the form attached hereto as Exhibit E (with appropriate modifications for the Options described on Section 10A-3 of the Company Disclosure Letter, each, an "Option Cancellation Agreement"), acknowledging and agreeing to such cancellation of such holder's Option. Buyer acknowledges and agrees that the obtaining of any Option Cancellation Agreement is not a condition to the Buyer's obligations to close the transactions contemplated hereby at the Closing and the Company shall have no liability of any kind or nature to the Buyer or otherwise as a result of any holder of Option(s) refusing to execute and deliver an Option Cancellation Agreement in respect of any of its Options. If any holder of Options exercises all or any portion of such holder's Options prior to the Closing, the Company shall promptly notify the Buyer of such exercise.

     1C. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601 or such other location as the Buyer and the Representative may mutually agree, at 10:00 a.m. local time, on the second Business Day following the satisfaction or valid waiver of the conditions set forth in Article 5 hereof (other than conditions which by their terms are to be performed at the Closing; provided, however, that such conditions are satisfied or validly waived at the Closing) or on such other date as is mutually agreed in writing by the Buyer and the Representative. The date on which the Closing shall occur is referred to herein as the "Closing Date." On the Business Day immediately prior to the Closing Date, the Buyer, the Company and the Representative shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m. local time (or at such other location and/or time as the Buyer and the Representative may mutually agree), at which each of the Buyer, the Company and the Representative shall present for review by the other parties copies in execution form of all certificates, instruments and documents required to be delivered by such party at the Closing. At the Closing, the Buyer shall deliver to the Company all of the certificates, instruments and documents required to be delivered by the Buyer and/or any of its Affiliates under this Agreement in order for the conditions of the Company and each Seller to be satisfied, the Company shall deliver to the Buyer all of the certificates, instruments and documents required to be delivered by the Company under this Agreement in order for the conditions of the Buyer to be satisfied and each Seller and the Representative shall deliver to the Buyer all of the certificates, instruments and documents required to be delivered by such Seller or the Representative (as applicable) to the Buyer under this Agreement in order for the conditions of the Buyer to be satisfied.

1D. Closing Payments and Related Transactions.

     (i) At the Closing (and without duplication), the Buyer shall pay to each Seller for the shares of Company Capital Stock held by such Seller as of immediately prior to the Closing, by wire transfer of immediately available funds to the account designated by such Seller (or by the Company on behalf of such Seller) prior to the Closing, an amount in cash equal to the product of (a) the number of shares of Company Capital Stock held by such Seller as of immediately prior to the Closing and (b) the Closing Per Share Consideration.

     (ii) On the Company's first payroll date on or after the Closing, the Buyer shall cause the Company to, and the Company shall and/or shall cause one of its Subsidiaries to, pay to each holder of an unexercised Option (whether or not vested) that is outstanding as of immediately prior to the Closing, by direct deposit or wire transfer of immediately available funds to the account designated by such holder (or to the extent not so provided by such holder in writing prior to the date of payment, by check), an aggregate amount (as determined in accordance with Section 1B) equal to the product of (a) the number of shares of Company Capital Stock subject to the Options held by such holder as of immediately prior to the Closing and (b) the Closing Option Per Share Consideration); provided, however, that the Company may, in its sole discretion, authorize a special payroll payment on or promptly after the Closing Date to make the payments contemplated by this clause (ii).

     (iii) On the second (2nd) Business Day prior to the Closing, the Company shall submit documentation (the "Payoff Instructions") setting forth its calculation of Closing Net Indebtedness (including all Company Expenses and all Representative Expenses included in the computation thereof), including the identity of each recipient, dollar amounts, and wire transfer instructions. Together with the delivery of the Payoff Instructions, the Company and the Representative shall deliver to the Buyer (x) with respect to all indebtedness for borrowed money included in the computation of Closing Net Indebtedness (other than with respect to the Holdco Notes and Opco Notes), pay-off letters and, to the extent applicable, Lien discharges (or agreements therefor) and such other documents as reasonably may be reasonably obtained by the Company and that are required by the terms of the agreement governing such indebtedness for borrowed money for the payoff of the indebtedness for borrowed money contemplated by this clause (x), (y) invoices for the payment (or the final amount, if to be paid at Closing) of the Company Expenses, and (z) bank statements, print screens of bank account information or other information in the Company's possession as may be used by the Company for its computation of Closing Cash for purposes of the calculation of Closing Net Indebtedness. Notwithstanding the foregoing, the Company will use its reasonable best efforts to provide the Buyer with initial drafts of its estimates of Closing Net Indebtedness (prepared in good faith) at least five (5) Business Days prior to the Closing, it being understood and agreed that (1) the Company's good faith estimate of Closing Cash included in such initial drafts of its estimates of Closing Net Indebtedness shall be based upon the Company's then available information with respect to the cash balances of the Company and its Subsidiaries as of the date such initial drafts are provided to the Buyer and (2) the actual good faith estimates delivered by the Company in respect of Closing Net Indebtedness (and identified therein as the final estimates) shall be controlling for purposes of this Agreement absent manifest error; provided that if, prior to the Closing Date, the Buyer provides written notice that it, in good faith, disagrees with the Company's calculation of Closing Net Indebtedness and Buyer's calculation of Closing Net Indebtedness exceeds the Company's calculation of Closing Net Indebtedness by more than $1,000,000, then Buyer shall deliver written notice of such disagreement (the date of such delivery, the "Notice Date"), together with reasonable detail regarding the basis for such disagreement, and the parties shall negotiate in good faith to resolve any differences with respect to the amount of Closing Net Indebtedness as promptly as reasonably practicable; provided further that if such disagreement is not resolved to the mutual agreement of the Buyer, the Company and the Representative not later than two days after the Notice Date, then the calculation of Closing Net Indebtedness will not be updated to reflect such later date and any incremental interest accrued on Indebtedness after the Notice Date shall not, notwithstanding anything herein to the contrary (including the definition of Net Indebtedness), be included in the calculation of Closing Net Indebtedness or otherwise reduce the Closing Consideration. At the Closing, the Buyer shall pay on behalf of the Company to the designated recipients in accordance with the Payoff Instructions (a) amounts due and owing pursuant to the Senior Credit Facility, (b) the Company Expenses, (c) the Representative Expenses (with such payment pursuant to this clause (c) satisfying all of the Buyer's and the Company's obligations with respect to the payment of any Representative Expenses) and (d) any other liabilities specifically identified in the computation of Closing Net Indebtedness and which by their terms or pursuant to this Agreement are required to be paid at Closing (including, in the case of this clause (d), any portion of the Tender / Consent Amount required pursuant to Section 3I(iii) to be deposited by the Buyer on the Closing Date with the trustee for the Opco Notes and/or the trustee for the Holdco Notes, respectively, in connection with the Debt Tender and / or the Consent Solicitation). Prior to the Closing, the Company shall provide the Buyer and its Agents reasonable access to its relevant personnel and to the relevant bank statements and other information regarding Closing Cash and to the relevant invoices, pay-off letters and other documents referred to above so as to allow the Buyer a reasonable opportunity to review the calculations and amounts of Closing Net Indebtedness (including the Company Expenses and Representative Expenses). In no event shall any invoice or pay-off letter be required to include any waiver or release of indemnification, contribution or similar obligations of the Company or its Subsidiaries under any such agreement or to provide for release of collateral with respect to Letters of Credit issued thereunder that have not been substituted prior to Closing; provided, that the Company will use its reasonable best efforts to have the provider of any such invoice, acknowledge in writing that, upon payment at the Closing of the invoiced amount specified therein as being owed to such provider, all payment obligations of the Company and its Subsidiaries in respect of fees and expenses owed to such provider with respect to the purchase and sale transaction contemplated hereby will be paid in full, and, in the case of Credit Suisse Securities (USA) LLC, that neither the Buyer nor the Company nor any Subsidiary thereof have any further obligation to use such provider's services after the Closing pursuant to the terms of Credit Suisse Securities (USA) LLC's engagement letter with the Company and/or its Subsidiaries in respect of the transactions contemplated hereby (and the auction process resulting therein).

     (iv) At the Closing, the Representative (on behalf of each of the Sellers who has delivered to the Representative prior to the Closing the Certificates representing the shares of Company Capital Stock owned by such Seller pursuant to Section 9J) shall, and in the case of any Seller who has not delivered to the Representative prior to the Closing the Certificates representing the shares of Company Capital Stock owned by such Seller pursuant to Section 9J, such Seller shall, deliver to the Buyer (and each such Seller reaffirms that the Representative is expressly authorized pursuant to Section 9J hereof to deliver to the Buyer on behalf of such Seller any such Certificates deposited with the Representative pursuant to Section 9J) the Certificates representing the shares of Company Capital Stock owned by such Seller, duly endorsed for transfer to the Buyer or accompanied by appropriate transfer documents or stock powers endorsed in blank.

     (v) The Company and the Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Seller or holder of Options pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any other applicable provision of federal, state, local or foreign Tax law or under any applicable legal requirement, including any such amounts required to be so deducted and withheld in respect of the Closing Per Share Consideration, the Closing Option Per Share Consideration and any Additional Per Share Consideration payable hereunder to such Person; provided, that, if the Buyer proposes to make any such deduction and/or withholding from any amounts otherwise payable to any Seller in respect of any Closing Per Share Consideration and/or Additional Per Share

Consideration payable hereunder to such Person, the Buyer shall provide to such Seller at least five (5) Business Days prior to the Closing written notice of its intention to make any such deduction and/or withholding (as applicable), the amounts proposed to be so deducted and/or withheld and the applicable legal requirements under Applicable Law which would otherwise require Buyer to make any such withholding and/or deduction. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid. If Buyer or the Company deducts or withholds from any Seller that has delivered the certificate referenced in Section 2B(vi) any amount which the Buyer or the Company (as applicable) was not required to deduct or withhold, it shall promptly following demand therefor, but in any event within two (2) Business Days following such demand, remit to any such applicable Seller such amount wrongly withheld, together with interest thereon at a rate per annum equal to the rate of interest most recently published by the Wall Street Journal as the "prime rate" at large U.S. money center banks on the Closing Date, calculated on the basis of the number of days elapsed from the date of withholding to the date of payment; provided, that, in such event, such applicable Seller shall cooperate in good faith to (at Buyer's cost) submit any filings to applicable Governmental Entities reasonably requested by the Buyer to seek to obtain a refund of any such monies improperly withheld and, to the extent any such amounts are thereafter refunded to such Seller, to promptly remit such amounts to the Buyer or the Company, as the case may be, promptly upon receipt (it being understood and agreed that the taking of any such action by such applicable Seller under this sentence shall not be a condition to the Buyer's and the Company's obligations hereunder to promptly remit any such improperly withheld amounts to such Seller).

1E. Certain Management Retention Amounts.

     (i) Notwithstanding Section 1B and Section 1D(ii) above, with respect to each management employee set forth on Section 10A-1 of the Company Disclosure Letter (each, a "Rollover Employee"), the amount set forth opposite such Rollover Employee's name on Section 10A-1 of the Company Disclosure Letter under the heading "Retention Amount -- Rollover Employee's Portion" shall be deducted from the portion of the payment which would otherwise be made to such Rollover Employee in respect of his or her Options under Section 1D(ii) hereof, and shall be deemed Option Rollover Proceeds as defined in Section 1.2 of the Retention Plan and shall be deposited, for the benefit of such Rollover Employee, into an escrow account (the "Retention Escrow Account") established and maintained pursuant to the terms of an escrow agreement, each substantially in the form of Exhibit B attached hereto (each, a "Retention Escrow Agreement"), among the Buyer, the escrow agent party thereto and each such Rollover Employee. For the avoidance of doubt and without limiting the rights of Sellers or holders of Options to the Additional Retention Amounts in accordance with Section 1E(ii), neither the Sellers nor the holders of Options, in their capacity as such, shall have any claim or interest in any of the Retention Amount -- Rollover Employee's Portion deposited in the Retention Escrow Account, which Retention Amount -- Rollover Employee's Portion shall be applied in satisfaction of any obligations arising under the Retention Plan to participants therein or, to the extent not earned by them, shall revert to and become the sole and exclusive property of the Buyer.

     (ii) Buyer and the Company acknowledge and agree that, at the Closing, Buyer shall deposit into the Retention Escrow Account pursuant to each Retention Escrow Agreement an amount equal to the aggregate retention bonus amount set forth opposite such Rollover Employee's name on Section 10A-1 of the Company Disclosure Letter under the heading "Additional Retention Amounts" (which aggregate amount, for the avoidance of doubt and without duplication, shall be included in the computation of Closing Net Indebtedness and which amount set forth opposite each Rollover Employee's name on Section 10A-1 of the Company Disclosure Letter under the heading "Additional Retention Amounts" constitutes the Additional Retention Amounts under and as defined in the Retention Plan). If, after the Closing, any funds constituting any of the Additional Retention Amounts are released from any Retention Escrow Account to the Buyer or the Company or any of their respective Subsidiaries (other than for the purpose of delivery the same, net of applicable withholding for Tax, to a participant in the Retention Plan), the Buyer shall, or shall cause the Company to, deliver to the Representative for the benefit of the Sellers and the holders of Options, 100% of the aggregate amount of the Additional Retention Amounts so released to the Buyer or the Company from such Retention Escrow Account. Subject to Section 9J(i), any amounts received by the Representative pursuant to the preceding sentence of this Section 1E(ii) shall be received for the benefit of the Sellers and holders of Options, with each such Seller entitled to receive the Additional Per Share Consideration payable for each share of Company Capital Stock held by such holder immediately prior to the Closing and each holder of an Option (including Options held by Rollover Employees with respect to which the Retention Amount -- Rollover Employee's Portion is being funded) entitled to receive the Additional Per Share Consideration payable for each share of Company Capital Stock issuable upon exercise of any Option held by such holder immediately prior to the Closing; provided, that the Representative may, in its sole discretion, elect to have the Additional Per Share Consideration payable in respect of any Option be delivered to the Company for further payment to the former holder of such Option (less, without duplication, applicable withholding for Taxes) in accordance with written instructions delivered by the Representative with respect to such payment by the Company and in any event, the Company shall reasonably cooperate with the Representative with respect to the calculation and payment of any withholding Taxes with respect to the payment of such amounts. Buyer shall not, and shall not permit the Company to, agree to any amendment to any Retention Escrow Agreement that would adversely impact the rights of the Sellers and/or the holders of Options under this Section 1E(ii) without the prior written consent of the Representative (it being acknowledged that no amendment to a Retention Escrow Agreement that would impact any Rollover Employee in his or her individual capacity as such shall require any consent of the Representative (on behalf of any other Seller or holder of Options) so long as any such amendment would not adversely impact the rights of the Sellers and/or the holders of Options (other than any such Rollover Employee in his or her individual capacity as such) under this Section 1E(ii)).

ARTICLE 2
CONDITIONS TO CLOSING

     2A. Conditions to All Parties' Obligations. The obligation of each of the Company, the Buyer and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by the Buyer, the Company and the Representative, of each of the following conditions as of the Closing:

     (i) Any applicable waiting periods under each of (A) the HSR Act (the "HSR Approval"), (B) the Austrian Cartel Act 2005 (Kartellgesetz 2005; ACA), and (C) the Act against Restraints of Competition of 1958 with amendments (Gesetz gegen Wettbewerbsbeschrankungen - ARC) shall have expired or been terminated, and the applicable waiting period under Part IX of the Competition Act (Canada) shall have expired or been terminated or the parties shall have received an advance ruling certificate or no action letter with respect thereto;

     (ii) No injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing which prohibits or materially restrains the consummation of the transactions contemplated by this Agreement; and

     (iii) This Agreement shall not have been terminated in accordance with Section 7A.

     2B. Conditions to the Buyer's Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by the Buyer, of each of the following additional conditions as of the Closing:

     (i) Each of the representations and warranties contained in Articles 4 and 5 of this Agreement shall be true and correct as of the Closing Date (without taking into account any materiality, Company Material Adverse Effect or similar qualifiers as to materiality (other than for purposes of the representation and warranty made in Section 5F(i), where for the avoidance of doubt, the reference to Company Material Adverse Effect shall be taken into account)) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments required or permitted by the terms of this Agreement and except for any failures of any such representations and warranties to be true and correct as have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

     (ii) Each of the covenants and agreements of the Company, the Sellers and the Representative to be performed by them (as applicable) as of or prior to the Closing shall have been performed in all material respects, except to the extent of changes or developments required or permitted by the terms of this Agreement;

     (iii) The Company shall have delivered to the Buyer a certificate in the form of Exhibit C attached hereto dated the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming the foregoing matters in Section 2B(i) and Section 2B(ii) as they relate to the Company;

     (iv) The Company shall have delivered to the Buyer a certified copy of the resolution or consent of the Company's board of directors approving the Company's consummation of the transactions contemplated hereby and the matters pertaining to the Options set forth in clause (i) of the fourth sentence of Section 1B hereof;

     (v) During the period from the date hereof to the Closing Date, no change, event or circumstance shall have occurred that has had, or that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (vi) Each Seller shall have delivered a non-foreign affidavit in form reasonably satisfactory to the Buyer certifying that such Person is not a "foreign person" as defined in Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

     (vii) Each Seller that is not a natural person shall have delivered to the Buyer a certified copy of the resolution or consent of such Seller's board of directors or other governing body approving such Seller's execution and delivery of this Agreement and its consummation of the transactions contemplated hereby; and

     (viii) The Company shall have delivered to the Buyer written resignations of each director of the board of directors of the Company and each of its domestic Subsidiaries, and, without duplication, with respect to each employee of any Odyssey Entity, written resignations from such individuals resigning from all boards of directors and all positions with the Company and its Subsidiaries (domestic and foreign), in each case, effective upon the Closing.

     2C. Conditions to the Company's and the Sellers' Obligations. The obligations of each of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by each of the Company and the Representative (on behalf of the Sellers), of each of the following additional conditions as of the Closing:

     (i) Each of the representations and warranties contained in Article 6 of this Agreement shall be true and correct as of the Closing Date (without taking into account any materiality, Buyer Material Adverse Effect or similar qualifiers as to materiality) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments required or permitted by the terms of this Agreement and except for any failures of any such representations and warranties to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

     (ii) Each of the covenants and agreements of the Buyer to be performed as of or prior to the Closing shall have been performed in all material respects, except to the extent of changes or developments required or permitted by the terms of this Agreement;

     (iii) The Buyer shall have delivered to the Company and the Representative (on behalf of the Sellers and the holders of Options) a certificate in the form of Exhibit D attached hereto dated the Closing Date and signed by a senior executive officer of the Buyer on behalf of the Buyer confirming the foregoing matters in Section 2C(i) and Section 2C(ii); and

     (iv) The Buyer shall have delivered to the Company and the Representative (on behalf of the Sellers and the holders of Options) certified copies of the resolutions or written consents of the board of directors of the Buyer approving the Buyer's consummation of the transactions contemplated hereby.

     2D. Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. None of the Company, the Buyer, the Representative or any Seller may rely on the failure of any condition set forth in this Article 2, as applicable, to be satisfied as a reason excusing its obligations to consummate the transactions contemplated hereby if such failure was caused by such party's failure to comply with its obligations hereunder to the extent such obligations are required to be performed at or prior to the Closing.

ARTICLE 3
CERTAIN COVENANTS PRIOR TO THE CLOSING

     3A. Access. During the period from the date of this Agreement to the earlier of (i) the Closing and (ii) the date that this Agreement is terminated pursuant to Section 7A, the Company shall grant to the Buyer and its authorized Agents reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and its Subsidiaries (including the electronic data room) that are in the possession or under the control of the Company and its Subsidiaries to the extent relating to the transactions contemplated hereby or the transition of the Company's business to the Buyer; provided, however, that (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) all requests for access shall be directed to Robert Peterson or David Myers or such other Person(s) as Robert Peterson and/or David Myers may designate from time to time (collectively, the "Designated Contacts"), and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Buyer if such access or disclosure would be in violation of Applicable Laws (including the HSR Act and other anticompetition laws) or the provisions of any material agreement to which the Company or any of its Subsidiaries is a party. Without limiting the foregoing, the Company agrees to provide the Buyer's insurer who is to provide the Rep and Warranty Policy to the Buyer with reasonable access to the Chief Executive Officer and Chief Financial Officer and other members of the Company's senior management team during normal business hours and upon reasonable notice, to answer questions concerning the representations and warranties of the Company made herein and matters concerning the Company's and its Subsidiaries' business(es) (subject, in any event, to the limitations set forth in clause (a), (b) and (c) above and an acknowledgment by the Buyer or such insurer that no employee of the Company and/or any of its Subsidiaries who is asked to communicate with such insurer or its Agents would (1) be required to delivery any certification as to any of the information provided to any such insurer and (2) otherwise be subject to any liability as a result of any such cooperation). Other than the Designated Contacts or as expressly provided in the preceding sentences, the Buyer is not authorized to and shall not (and shall cause its Agents and Affiliates not to) contact any officer, director, employee, franchisee, customer, supplier, distributor, lessee, lessor, lender, noteholder or other material business relation of the Company or any of its Subsidiaries prior to the Closing with respect to matters pertaining to the Company, any of its Subsidiaries, any of their respective businesses and/or the transactions contemplated hereby without the prior consent of the Designated Contacts (not to be unreasonably conditioned, delayed or withheld). The Buyer shall, and shall cause its Affiliates and Agents to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its Affiliates or Agents pursuant to this Section 3A. For the avoidance of doubt, in no event shall the access provided for in this Section 3A or any other obligation of the Company or its Subsidiaries hereunder include any right of the Buyer or any of its Affiliates to conduct any sampling or analysis of environmental media of the nature commonly referred to as a "Phase II Environmental Investigation" such as any soil or groundwater testing. In addition, during the period from the date of this Agreement to the earlier of (i) the Closing and (ii) the date that this Agreement is terminated pursuant to Section 7A, unless Buyer otherwise agrees in writing, the Company shall prepare monthly financial statements in the ordinary course of business consistent with past practices, and will deliver to Buyer copies of the Company's monthly financial statements in a format consistent with the format of the monthly financial statements of the Company previously provided to the Buyer in connection with the transactions contemplated hereby, promptly upon completion.

     3B. Ordinary Conduct of Company. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated pursuant to Section 7A, except as (w) set forth on Section 3B of the Company Disclosure Letter, (x) otherwise consented to by the Buyer in writing (not to be unreasonably withheld, conditioned or delayed); provided that, with respect to any such matter hereunder for which the Company requests Buyer's consent under this Section 3B(x), if any such consent is not provided by the Buyer or is unreasonably withheld, conditioned or delayed, then Buyer acknowledges and agrees that the Company and its Subsidiaries shall not be deemed to be operating outside of the ordinary course of business by virtue of not taking the action for which such consent was requested and was so withheld, (y) otherwise contemplated by this Agreement, or (z) would constitute a violation of Applicable Law, the Company shall not, and shall cause each of its Subsidiaries not to:

     (i) conduct its business except in the ordinary course of business consistent with past practice;

     (ii) fail to use its reasonable best efforts to preserve intact in all material respects the Company's and its Subsidiaries' business organization and goodwill, including its relationships with their material customers and suppliers;

     (iii) enter into a new Lease or enter into a new agreement that would be included in the definition of Company Material Contracts if it had been entered into as of the date of this Agreement or terminate or amend in a material manner or waive in any material manner any material provision or right under any of the Company Material Contracts or under any insurance policy listed on Section 5N of the Company Disclosure Letter or under any Lease, other than, with respect to any insurance policy, renewals or replacements of coverage in the ordinary course of business or the entering into of new policies to replace expiring policies on substantially equivalent terms;

     (iv) amend its Organizational Documents;

     (v) fail to comply in all material respects with Applicable Law (including failing to timely make any required filing with the SEC by the latest date on which any such filing is required to be made) or fail to perform any obligations of such Person under any Company Material Contract (as and when such obligations become due in the ordinary course), other than any such failures as would not materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing;

     (vi) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the capital stock, debt securities or assets of, or otherwise acquire any business of, any corporation, partnership, association or other business organization or division thereof;

     (vii) effect any merger, consolidation, restructuring, reorganization, recapitalization or complete or partial liquidation;

     (viii) except in the ordinary course of business, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material assets or equipment owned by the Company or its Subsidiaries;

     (ix) except for (a) the issuance of certificates for shares of Company Capital Stock upon the exercise of Options outstanding as of the date hereof, (b) the issuance of replacement certificates for lost, stolen or destroyed stock certificates with respect to which the stockholder requesting the same has provided an affidavit of loss including customary indemnification provisions or (c) the issuance of new stock certificates in connection with a transfer of Company Capital Stock by the holder thereof that is not otherwise prohibited hereunder, issue or sell any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or any options, warrants or other rights to purchase its capital stock or equity securities;

     (x) declare, set aside, make or pay any dividend or other distribution in respect of the Company Capital Stock, whether payable in cash, stock or property;

     (xi) reclassify, split, combine, repurchase, redeem or subdivide, directly or indirectly, any of the Company Capital Stock;

     (xii) materially increase or repay any intercompany indebtedness between or among the Company and its Subsidiaries;

     (xiii) except as provided in the capital expenditures budget on Section 3B(xii) of the Company Disclosure Schedule, make any commitments with respect to capital expenditure that are in the excess of $1,000,000 in respect of any single commitment or in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

     (xiv) settle or waive any material claims with respect to any existing litigation or commence any new material litigation;

     (xv) (A) abandon or fail to maintain any Company Intellectual Property Rights, or (B) license, assign, sell or otherwise transfer any Company Intellectual Property Rights, that, in the case of each of subsections (A) and (B), is either individually or in the aggregate material to the business of the Company or its Subsidiaries as conducted through the Closing;

     (xvi) change any method of accounting or accounting practice by the Company or any Subsidiary, except for any such changes required by reason of a concurrent change in GAAP, the Code and/or Applicable Law;

     (xvii) make any new, or change any existing, Tax elections, except as required by the Code and/or Applicable Law, or file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment or reporting of any Tax, in each case if such action would materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing;

     (xviii) except (a) as otherwise required by the terms of any existing Employee Benefit Plan as in effect on the date hereof (or as required to be amended or modified pursuant to or in accordance with the terms hereof), (b) for the participation in the transactions contemplated hereby by Sellers and/or holders of Options, (c) as required by Applicable Law or legally binding contractual obligations, or (d) option cancellation agreements entered into with respect to the transactions contemplated hereby (including any Option Cancellation Agreements), increase in any manner the compensation of or employee benefits available to, or enter into or announce any new bonus, incentive, employee benefits, severance, retention or termination agreement or arrangement with, any of its directors, officers, employees or consultants;

     (xix) fail to make ordinary course contributions to Employee Benefit Plans in accordance with the terms thereof (it being expressly understood and agreed that the Company and its Subsidiaries shall not be required to fund or agree to fund any underfunded pension liability under any such Employee Benefit Plan, except for any ordinary course contributions (determined without regard to the potential funding obligations arising from any termination of such Employee Benefit Plan at or after the Closing));

     (xx) except as otherwise permitted or contemplated hereunder, enter into any new agreement with any Odyssey Investment Partnership or officer or director of the Company which, if entered into prior to the date of this Agreement, (x) would be required to be disclosed on Section 5R of the Company Disclosure Letter or (y) that contains terms that are materially less favorable in the aggregate to the Company or any of its Subsidiaries than those that reasonably could be obtained in an arm's length negotiation;

     (xxi) operate its cash management, capital expenditures practices or working capital management practices other than in the ordinary course of business consistent with past practice (taking into account seasonal fluctuations in the operation of the business of the Company and its Subsidiaries), including with respect to timing of payment of accounts payable and accrued liabilities, making of capital expenditures, acceleration of collection of accounts receivable (whether by granting of discounts, credits, concessions, write-offs, modifications of material terms or otherwise) and maintenance of inventory levels for the Company and its Subsidiaries; or

     (xxii) enter into any agreement or agree to do any of the foregoing.

     3C. Use of Cash; Cancellation of Accounts from Equity Holders. Notwithstanding any other provision to the contrary contained in this Agreement, on and prior to the Cash Calculation Time, the Company and its Subsidiaries may use cash and cash equivalents to pay or repay any liabilities of the Company and its Subsidiaries (including amounts owing under the Senior Credit Facility); provided that, from and after the Cash Calculation Time and prior to the Closing, the Company and its Subsidiaries shall not (i) incur any indebtedness for borrowed money (other than, for the avoidance of doubt, interest accrued on indebtedness outstanding prior to the Cash Calculation Time) or (ii) use cash and cash equivalents to pay or repay any Indebtedness of the Company and its Subsidiaries (including amounts owing under the Senior Credit Facility or with respect to the Opco Notes or the Holdco Notes), other than in the case of clause (ii) foregoing to the extent required by the terms thereof.

     3D. Exclusive Transaction. The Company and each Seller agrees that from the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated pursuant to Section 7A, each such Person shall not, and shall instruct its Agents and Affiliates not to, directly or indirectly (a) solicit, facilitate, initiate, respond to or encourage proposals, offers or inquiries from a third party, other than the Buyer, with respect to any Competing Transaction, (b) provide any non-public information to any such third party (including via access to any data room or other records), other than the Buyer or its Agents, with respect to the business, assets. liabilities, financial condition or results of operations of the Company or any Subsidiary thereof in connection with any Competing Transaction, (c) solicit, facilitate, initiate, encourage, respond to or participate in any negotiations or discussions with any such third party other than the Buyer or its Agents with respect to any Competing Transaction, or (d) enter into a letter of intent or other agreement with a third party other than the Buyer with respect to any Competing Transaction. The Company shall, promptly following the execution of this Agreement, request the return or destruction of any confidential or proprietary information of the Company or its Subsidiaries previously provided by or on behalf of the Company to any third party in connection with discussions or the evaluation of any Competing Transaction. Within one Business Day after the date of this Agreement, the Company and each Seller agrees that it shall terminate (and cause its respective Agents to terminate) any discussions or negotiations any such Person may be having with any third party regarding a Competing Transaction.

     3E. 280G Cooperation. Prior to the date hereof, each Person who is entitled to any Excess Payments (as hereinafter defined) has executed and delivered to the Company (prior to such time as the Company makes any submission to its stockholders with respect thereto for approval under Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder) a waiver in the form executed and delivered by each Person entitled to any Excess Payments (collectively, the "280G Waivers"). Pursuant to the 280G Waivers, each such Person has agreed to waive any right or entitlement to any amounts in the nature of compensation which may reasonably be deemed contingent on a change of control of the Company for purposes of Section 280G of the Code (including as a result of the consummation of the transactions contemplated by this Agreement) and which otherwise would constitute parachute payments under Section 280G of the Code (the "Excess Payments"), unless any requisite stockholder approval of those payments and benefits are obtained. Prior to the Closing, the Company shall submit the Excess Payments to its stockholders for approval in a manner satisfying all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company has previously provided drafts of all documents (including the required disclosure statement) requesting such approval of any Excess Payments by the Company's stockholders to the Buyer and the documents submitted or to be submitted to the Company’s stockholders in connection with seeking the stockholder approval of the Excess Payments contemplated by this provision do not or will not differ in any material respect from those previously provided to the Buyer (except as consented to by the Buyer, such consent not to be unreasonably withheld).

     3F. Certain Exercises of Drag-Along Rights. In the event that any holder of an Option exercises his or her Option and acquires shares of Company Capital Stock and such holder of an Option does not exercise a joinder to this Agreement in form and substance reasonably satisfactory to Buyer agreeing to be bound by the provisions of this Agreement binding on Sellers generally, then, (i) Sellers shall assert in writing their rights (if any) under the Stockholders Agreements to require such former holder of an Option to sign a joinder to this Agreement in form and substance reasonably satisfactory to Buyer agreeing to be bound by the provisions of this Agreement binding on Sellers generally and (ii) to the extent requested by the Buyer and at Buyer's sole cost and expense, each such Seller shall use such Seller's respective reasonable best efforts to exercise and seek to enforce, and to cause any of its applicable Affiliates who have any such rights (if any) under the Stockholders Agreements to exercise and seek to enforce, its drag-along rights under the Stockholder Agreements with respect to any such holder of an Option who exercises his or her Option and fails to exercise such a joinder to this Agreement, in each case, prior to the Closing.

     3G. Certain Actions with Respect to Letters of Credit. The Company has informed the Buyer that it has had issued, for the benefit of the Company and its Subsidiaries, the letters of credit listed on Section 3G of the Company Disclosure Letter (the "Letters of Credit"). At or prior to the Closing, in order to facilitate the termination of the Senior Credit Facility as of the Closing, the Buyer shall either (i) substitute replacement letters of credit for the Letters of Credit and arrange for return and cancellation of the Letters of Credit without any additional liability to the Company or (ii) have issued back-to-back Letters of Credit or other credit support satisfactory to the issuer(s) of such Letters of Credit.

     3H. Termination of Stockholders' Agreement. As to each Stockholder Agreement, the Company, on the one hand, and the Sellers that are party to such Stockholder Agreement on the other hand, agree that (i) all applicable restrictions on transfer, rights of first refusal and rights of first offer contained in the Stockholder Agreements are hereby waived solely to the extent necessary to consummate the sale by the Sellers of the Company Common Stock held by the Sellers to the Buyer at the Closing on the terms and subject to the conditions set forth herein and (ii) such Stockholder Agreement will immediately upon Closing, without any further action, terminate without liability to any party; provided, that the foregoing termination shall not preclude any Seller who has (or whose Affiliate has) the right under any Stockholder Agreement to assert or enforce any so-called drag-along rights thereunder against any other party to such Stockholder Agreement as contemplated by Section 3F above.

     3I. Treatment of Opco Notes and Holdco Notes.

     (i) Notwithstanding anything in this Agreement to the contrary (but subject to the applicable requirements of this Section 3I), the Company and/or one or more of its Subsidiaries may, without breach of any other provision of this Agreement, on or prior to the tenth (10th) Business Day after the date of this Agreement, initiate a tender offer for all or any portion of the Opco Notes and/or the Holdco Notes (collectively, the "Debt Tender") and/or seek consents to amendments or waivers of one or more covenants in the Opco Notes, the Holdco Notes, or any indenture or agreement governing the Opco Notes and/or Holdco Notes to strip such securities of specific existing covenants or rights in favor of the holders thereof (collectively, the "Consent Solicitation"). In connection with the Debt Tender and/or the Consent Solicitation, the Company shall cause (A) any Debt Tender to be accomplished in accordance with Applicable Law, including Rule 14e promulgated pursuant to the Exchange Act, and (B) any Consent Solicitation to be accomplished in accordance with Applicable Law.

     (ii) The Company has provided drafts of documents related to a proposed Debt Tender and/or any Consent Solicitation to the Buyer at least three (3) Business Days in advance of such submission to noteholders, and the Company shall reasonably consider (and, to the extent reasonably acceptable, accept) any comments made by the Buyer on and prior to the close of business on April 8, 2008. None of the documents distributed by the Company to the holders of Opco Notes or Holdco Notes or the applicable trustees with respect thereto in connection with the Debt Tender or the Consent Solicitation shall contain any untrue statements of a material fact or omit to state any material fact necessary to make the statements made not misleading in light of the circumstances under which they are made; provided that the foregoing shall not apply to any documents or information provided by or on behalf of Buyer for inclusion therein. The Company shall provide that any Debt Tender and/or Consent Solicitation will close not later than one (1) Business Day after the Closing Date and, notwithstanding anything herein to the contrary, shall not without the prior written consent of the Buyer amend or extend the Debt Tender and/or Consent Solicitation to provide for a later closing date for the Debt Tender and/or Consent Solicitation or for any related payments as to all validly tendered Opco Notes and Holdco Notes that would exceed the Tender / Consent Amount included in the computation of Closing Net Indebtedness. The Buyer acknowledges and agrees that the Company and/or any such Subsidiary may (x) provide that the Debt

Tender shall not be consummated, nor shall any amounts be payable to the holders of the Opco Notes or Holdco Notes in connection with any Debt Tender and/or Consent Solicitation, at any time at or prior to Closing or in the event this Agreement is terminated, (y) subject to compliance with the immediately foregoing sentence and Applicable Law, make consummation of the Debt Tender and/or Consent Solicitation subject to satisfaction of any conditions that the Company and/or such Subsidiary may determine in their sole discretion and (z) provide that the Debt Tender and/or Consent Solicitation may be terminated at any time by the Company for any reason prior to the Closing.

     (iii) In the event that the Company and/or any of its Subsidiaries elects to make the Debt Tender and/or the Consent Solicitation with respect to the Opco Notes and/or the Holdco Notes and the conditions thereto are satisfied with respect to the Debt Tender and/or Consent Solicitation, the Buyer shall deliver, concurrently with the Closing, the total amount required to be delivered to the trustee therefor (if required pursuant to the terms of the applicable indenture or the express terms of the Debt Tender and/or Consent Solicitation) for payment to holders of Opco Notes and/or Holdco Notes whose securities are accepted for purchase or redemption pursuant to the Debt Tender and/or Consent Solicitation and/or whose securities have been validly tendered and not withdrawn as of the Closing and/or are otherwise entitled to receive a fee with respect to the Consent Solicitation as of the Closing.

3J. Reserved.

     3K. Transfer Restrictions; Matters Related to Stockholders Agreements. The Company and each Seller (solely for himself, herself or itself and in such Person's capacity as a stockholder of the Company) agrees that from the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated pursuant to Section 7A, such Seller shall not consent to or approve any transfer of any shares of Company Capital Stock to any Person other than Buyer (or its designee) in accordance with the terms and conditions set forth in this Agreement without the Buyer's prior written consent. By such Seller's execution and delivery of this Agreement, each such Seller hereby irrevocably waives any obligation of the Company and/or any other Seller to deliver any notice to any such Seller that is required to be delivered by the Company and/or any other Seller under the Company's Organizational Documents or any other contract involving the Company and such Seller (including under any of the Stockholder Agreements) in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated by this Agreement. Each of the Company and each Seller consent to the execution and delivery by each Seller of this Agreement and the performance by such Seller of the transactions contemplated hereby for all purposes of the Stockholder Agreements, and each Seller further hereby irrevocably expressly waives any rights of first refusal, rights of first offer or similar rights with respect to the transactions contemplated hereby; provided, that the foregoing shall not be deemed a waiver of any so-called drag along rights provided in any Stockholder Agreements to the extent such rights are contemplated to be exercised pursuant to Section 3F, Section 3H or any other provision herein.

     3L. Confidentiality; Non-Competition; Non-Solicitation.

     (i) Confidentiality. Each Seller acknowledges that such Person has had, and from time to time until the Closing may have, access to confidential records, data, customer lists, Trade Secrets and other confidential or proprietary information owned or used by the Company or any Subsidiary thereof (the "Confidential Information"). Accordingly, for a period of four (4) years following the Closing Date, each Seller agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose Confidential Information to any Person (except to the Buyer, the Company and their respective Subsidiaries or any Affiliates or Agents thereof to the extent reasonably related to such disclosing Seller's performance of its duties as an employee of the Company or its Subsidiaries), and (iii) not to use or disclose, directly or indirectly, any of such Confidential Information for any competitive or commercial purpose unrelated to such Seller's performance of its duties as an employee of the Company or its Subsidiaries; provided, however, that each Seller may disclose Confidential Information to its, and its Affiliates', officers, directors, employees, agents and attorneys if such individuals agree to comply with this Section 3L(i); and provided, further, however, that, notwithstanding anything to the contrary contained herein, no Seller shall be subject to any of the limitations set forth above with respect to any Confidential Information which (i) is now, or hereafter becomes, through no act or failure to act on the part of such Seller that constitutes a breach of this Section 3L, generally known or available to the public, (ii) is hereafter furnished to such Seller by a third party who is not known to the Seller to be under any obligation of confidentiality to the Company or any of their respective Subsidiaries, (iii) is disclosed with the written approval of the Buyer, the Company or any of their respective Subsidiaries, (iv) is required or is reasonably necessary to be provided pursuant to or in connection with any Action, including any Action with respect to any matter for which any Equityholder Party is seeking or otherwise entitled to indemnification hereunder (provided, that, in each such instance (other than any such proceeding involving this Agreement or the transactions contemplated thereby), to the extent reasonably practical under the circumstances, such Seller shall give the Buyer and the Company reasonable prior notice of such disclosure and cooperate, at Buyer's expense, with the efforts (if any) of the Buyer and the Company in seeking confidential treatment from the relevant Governmental Entity for such disclosure), or (v) is independently developed by employees or agents of such Seller without reference to any Confidential Information. Nothing in this Section 3L(i) shall be deemed to limit the right of any Seller (or any of its affiliates, officers, directors, employees, agents and/or attorneys) to, directly or indirectly, (x) invest in or acquire any Person that competes with the Company and its Affiliates, subject to such Person's compliance with any other restrictions applicable to such Person in this Section 3L or (y) in the case of any Seller that is not an individual, disclose information or data regarding the terms of its investment in the Company and its Subsidiaries to any partner or prospective partner of such Seller or any successor investment fund or use any historical information or data of the Company and its Subsidiaries for purposes of raising a successor investment fund as long as the Person to whom such information is disclosed has agreed to keep such information confidential.

     (ii) Employee Non-Solicit. During the two (2) year period beginning on the Closing Date, each Seller (other than Safety Products, LLC) agrees that he, she or it shall not, directly or indirectly, (a) induce any individual listed on Section 3L(ii) of the

Company Disclosure Letter to terminate his or her employment relationship with the Company or its Subsidiaries or hire or offer any such individual listed on Section 3L(ii) of the Company Disclosure Letter employment, or (b) with respect to all other employees of the Company and its Subsidiaries, induce any such individual to terminate his or her employment relationship with the Company or its Subsidiaries or offer any such individual employment; provided, that the prohibitions in this Section 3L(ii) shall not apply to (x) general solicitations of employment (including through the use of employment agencies) that are not specifically directed at employees of the Company or its Subsidiaries, and any hirings therefrom and (y) any post-termination inducements, solicitations and/or hirings of any individual whose employment with the Company and/or any of its Subsidiaries was terminated at least six (6) months prior to the date of any such inducement, solicitation or hiring.

     (iii) Individual Seller Non-Compete.

     (a) Each of the Sellers listed on Section 3L(iii) of the Company Disclosure Letter (the "Individual Sellers") hereby covenants and agrees with the Company and the Buyer that, during a period of three (3) years commencing on the Closing Date (the "Covenant Period"), he or she shall not, directly or indirectly, own, manage, operate or control, or engage, join or participate in the ownership, management, operation or control of, make any investments in, or furnish any capital or loans to, act as an employee or consultant to, or be connected in any manner with, any Person or business that competes in any manner whatsoever with the business of the Company or any Subsidiary thereof as presently conducted or as conducted by the Company or any of its Subsidiaries as of the Closing Date, provided, however, that the foregoing shall not prohibit the acquisition of up to 2% of the outstanding securities in a publicly traded company for investment purposes.

     (b) In addition, during the Covenant Period, each of the Individual Sellers agrees that he or she shall not, directly or indirectly, (i) solicit the business of any present or former customers, distributors, clients or other Persons from whom the Company or its Subsidiaries derived material revenues as of the Closing Date for the purpose of competing with the Company's or its Subsidiaries' business or (ii) persuade or attempt to persuade any present or future customer, distributor, client, vendor, service provider, supplier, contractor or any other Person having material business dealings with the Company or Subsidiaries to cease doing business with the Company or any of its Subsidiaries.

     (iv) Each of the Sellers subject to any of the covenants in this Section 3L (solely as to itself, himself or herself, as applicable) acknowledges and recognizes that (a) the businesses and markets of the Company and its Subsidiaries are conducted throughout the United States, (b) the Buyer is investing substantial sums of money to acquire the shares of Company Capital Stock from the Sellers, (c) the Buyer would not be doing so but for the covenants contained in this Agreement, and (d) such covenants are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its Subsidiaries and their business, and the prospective business of the Company or its Subsidiaries and (e) such covenants are reasonable in light of the foregoing. Consequently, each such Seller acknowledges and agrees that the geographic scope of the foregoing covenants applicable to such Seller shall extend to all places and counties within each state in the United States in which the Company or any of its Subsidiaries (x) has employees or independent contractors (with respect to the non-solicitation covenants provided above) or (y) sells or offers to sell its products or services (with respect to Section 3L(iii) above only). Each such Seller further acknowledges and agrees that the geographic scope and duration of the foregoing covenants not to compete and non-solicitation covenants to the extent applicable to such Seller are reasonable.

     (v) Each of the Sellers subject to this Section 3L acknowledges that if any Governmental Entity determines that any of the covenants or other provisions contained in this Section 3L, or any part hereof, applicable to such Seller is invalid or unenforceable against such Seller, the remainder of such covenants and this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any Governmental Entity determines that any of the covenants contained in this Section 3L, or any part hereof, are unenforceable because of the duration of such provision or the Persons, products, services or area covered thereby or for any other reason, such Governmental Entity shall have the power and the parties (including, for purposes of this Section 3L(v), each Seller) intend and desire that such Governmental Entity, and in connection with the purchase of the shares of the Company Capital Stock the Buyer is relying on such Governmental Entity to, exercise such power to reduce the duration or coverage of such provision applicable to any such Seller to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be deemed enforceable and shall be enforced.

     (vi) Each of the Sellers subject to this Section 3L hereby agrees that his, her or its violation or attempted or threatened violation of the covenants or other provisions contained in this Section 3L applicable to such Seller, or any part thereof, may cause irreparable injury to the Company and the Buyer for which money damages may be inadequate, and that the Company and the Buyer shall be entitled, in addition to any other rights or remedies that may be available to them at law or in equity, to seek an injunction enjoining and restraining such Seller, from violating or attempting or threatening to violate any provision of this Section 3L applicable to such Seller, without a requirement to post a bond.

     3M. Other Matters. The Company shall use its reasonable best efforts to reasonably cooperate with the Buyer (at the Buyer's sole cost and expense) as requested in connection with the Buyer's preparations for any proposed post-Closing redemption by the Buyer of the Holdco Notes and the Opco Notes, if any, that have not been, and will not be, repaid (including through the Debt Tender) at, prior to or within one (1) Business Day after the Closing; it being understood and agreed, for the avoidance of doubt, that neither the Company nor any of its Subsidiaries shall be required to deliver any notice of redemption or repurchase with respect to any such post-Closing redemption at any time prior to the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

          As an inducement to the Buyer to enter into this Agreement, each Seller, solely for himself, herself or itself (on a several and not joint basis), hereby represents and warrants that, except as set forth in the Company Disclosure Letter:

     4A. Authority. Such Seller has all requisite legal capacity (if an individual), power and authority (if an entity) (including, if applicable, full organizational power and authority) to execute and deliver this Agreement and to perform such Seller's obligations hereunder.

     4B. Authorization. This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes a valid and binding obligation of such Seller, and has been authorized by all necessary actions on the part of such Seller (including obtaining any spousal consent to the extent appropriate in light of applicable community property Laws to which such Seller is subject and, if such Seller is not an individual, any applicable corporate, partnership or limited liability company actions) enforceable against such Seller in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and the application of equitable principles.

     4C. No Breach. Assuming receipt of and subject to the consents set forth on Section 4C of the Company Disclosure Letter, and the HSR Approval, except for compliance with applicable federal and state securities laws, the execution and delivery of this Agreement by such Seller does not, and the performance by such Seller of its obligations under this Agreement will not (a) result in any material breach of any of the provisions of, (b) constitute a material default under, or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, in each case, except as has been obtained or as contemplated in this Agreement (including Section 2A(i)), under (I) the Organizational Documents of such Seller (if applicable), (II) any material contract to which such Seller is party, or (III) any Applicable Law to which such Seller is subject.

     4D. Ownership of Company Capital Stock. Such Seller is the record and beneficial owner of the shares of Company Capital Stock set forth opposite such Seller's name on Section 5B of the Company Disclosure Letter, free and clear of all Liens other than Liens being released, waived or otherwise terminated at or prior to the Closing and restrictions on transfer under applicable federal and state securities law restrictions. At Closing, such Seller shall transfer to the Buyer good title to such Seller's shares of Company Capital Stock held by such Seller as of immediately prior to the Closing, free and clear of any Liens or other restrictions on transfer, other than applicable federal and state securities law restrictions, Liens and restrictions being released, waived or otherwise terminated at or prior to the Closing and Liens created by the Buyer.

     4E. Legal Proceedings. There are no Actions pending or, to such Seller's knowledge, threatened against such Seller at law or in equity, or before or by any Governmental Entity which would prevent such Seller from selling such Seller's shares of Company Capital Stock to the

Buyer on the terms and subject to the conditions set forth in this Agreement or from performing its other material obligations under this Agreement in accordance with the terms hereof.

     4F. No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, NO SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          As an inducement to the Buyer to enter into this Agreement, the Company hereby represents and warrants that, except as set forth in the Company Disclosure Letter or in the Company SEC Reports (other than with respect to matters set forth in the risk factor sections) or with respect to any prospective or forward-looking statements made in such filings):

     5A. Organization and Corporate Power; Authorization; Enforceability. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or ownership of its assets or properties would require such qualification, except where any failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. The Company and its Subsidiaries have all requisite corporate power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and proposed to be conducted by the Company as of the date hereof, except as would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority necessary to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All necessary corporation action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement, and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and the application of equitable principles. The Company has made available to Buyer, or will make available to Buyer at or prior to the Closing, correct and complete copies of the resolutions adopted by the board of directors of the Company authorizing the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. The copies of the Organizational Documents of the Company and its Subsidiaries which have been made available to the Buyer reflect all amendments made thereto through the date hereof.

     5B. Company Capital Stock. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, of which (as of the date hereof) 11,023,384.408 shares are issued and outstanding and owned of record as set forth on Section 5B of the Company Disclosure Letter. All of the outstanding shares of Company Capital Stock have been duly authorized and are validly issued, full paid and non-assessable, and none of such shares of Company Capital Stock have been issued in violation of any preemptive rights of any Person, or, assuming the veracity of all representations and warranties as to investor qualifications and similar matters provided by the purchasers of such securities under subscription or similar agreements pursuant to which such shares of the Company Capital Stock were issued, sold or granted, in violation of any state or federal securities laws. Except for the Options (which are held of record and have the respective exercise prices, as of the date hereof, as set forth on Section 5B of the Company Disclosure Letter) and except as may exist in the Stockholder Agreements, the Subscription Agreement or the Executive Subscription Agreement or as set forth on Section 5B of the Company Disclosure Letter, there are no purchase, subscription, conversion, exchange, preemptive, drag-along, tag-along, rights of first refusal or similar rights, warrants, or options to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exercisable or exchangeable for any shares of capital stock of the Company or any other agreement which would require the Company to grant, issue or sell any of its capital stock or securities convertible into or exercisable or exchangeable for, or any options, warrants or rights to purchase, any of such capital stock after the date hereof, other than, for the avoidance of doubt, any rights of Buyer under this Agreement to acquire the outstanding shares of the Company Capital Stock from the Sellers. Other than as contemplated by this Agreement with respect to the treatment of Options, there are no outstanding obligations of the Company as of the date hereof to repurchase, redeem or otherwise acquire or, other than the registration rights in the Stockholders Agreements, to register any of its capital stock with any securities exchange or Governmental Entity. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company or any Subsidiary thereof. There are no declared and unpaid dividends on any shares of Company Capital Stock. The Company has not issued any Option intended to qualify as an "incentive stock option" under Section 422 of the Code.

     5C. Subsidiaries. Section 5C of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or organization, the direct owner of the outstanding capital stock or other equity securities of such Subsidiaries and the percentage of the outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries. Each such Subsidiary listed on Section 5C of the Company Disclosure Letter is an entity validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction in which the nature of its business or ownership of its assets or properties would require such qualification, except where any failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. Except as set forth on Section 5C of the Company Disclosure Letter, all of the outstanding capital stock or other equity securities of each such Subsidiary are owned by the Company or another Subsidiary free and clear of any Liens, except for Liens arising pursuant to the Senior Credit Facility and restrictions on transfer under applicable securities law. There are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock or equity securities of any of the Subsidiaries or obligations of any kind convertible into or exchangeable for any shares of capital stock or equity securities of such Subsidiaries, or any other agreement which would require any Subsidiary of the Company to grant, issue or sell any of its capital stock or securities convertible into or exercisable or exchangeable for, or any options, warrants or rights to purchase, any of such capital stock. There are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock. Except for the Subsidiaries or except as set forth on Section 5C of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or similar agreement, or owns or holds the right to acquire any shares of stock or any other security or interest in any other Person. North Safety Products L.L.C. is an indirect wholly-owned subsidiary of the Company and a successor to Siebe North, Inc. (formerly Siebe Norton Inc.).

     5D. Authorization; No Breach. Assuming receipt of and subject to the consents set forth on Section 5D of the Company Disclosure Letter and the HSR Approval, except as set forth on Section 5D of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, and performance of its obligations hereunder, do not (a) materially violate or result in any material breach of any of the provisions of, (b) violate or constitute a material default under (or constitute any event which, with or without due notice or lapse of time, or both, would constitute a material violation of or material default under), (c) except as would not materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing, result in the termination of or accelerate the performance required by any of the terms, conditions or provisions of, (d) except as would not materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing, require, in and of itself and without giving effect to any other action or inaction, the payment by the Company and/or any of its Subsidiaries of any severance, change-of-control or similar payments under any express terms of, or give rise to any material obligation of the Company and/or any of its Subsidiaries under or result in the loss of any material Intellectual Property Rights or a material benefit of the Company and/or any of its Subsidiaries under the express terms of, (e) result in the creation of any material Lien, upon any of the shares of capital stock or any material assets or properties of the Company or its Subsidiaries, other than any Permitted Encumbrances(s) (excluding any Liens resulting from any actions taken by or at the direction of the Buyer and/or any of its Affiliates) or (f) require any material authorization, consent, approval, exemption or other material action by or material notice to any Governmental Entity or other third party, in each case, except as has been obtained or as contemplated to be obtained by the Company or any of its Subsidiaries in this Agreement (including HSR Approval and the other consents and approvals, if any, contemplated by Section 2A(i)), under (I) the Organizational Documents of the Company or any of its Subsidiaries, (II) any Company Material Contract or Lease or (III) any Applicable Law to which the Company or any of its Subsidiaries is subject.

     5E. Financial Statements; Company SEC Reports; Undisclosed Liabilities; Financial Procedures.

     (i) Section 5E(i) of the Company Disclosure Letter sets forth the following financial statements: (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of each of December 31, 2006 and December 31, 2007 and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal periods then ended, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 23, 2008 (the "Latest Balance

Sheet") and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the 54 day period then ended. Except as set forth on Section 5E(i) of the Company Disclosure Letter, the foregoing financial statements present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates referred to for such financial statements, and results of their operations and cash flows for the periods referred to therein, and were prepared in conformity with GAAP in all material respects (except as may be indicated in the notes thereto and subject, in the case of the unaudited financial statements, to the lack of footnote disclosure and changes resulting from normal year-end adjustments).

     (ii) None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained or, in the case of any filings or amendments or supplements thereto to be made with the SEC by the Company after the date hereof but prior to the Closing, will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (with it being understood that (x) no representation is being made regarding any financial statements included in the Company SEC Reports except as set forth in Section 5E(i) and (y) the Company SEC Reports (other than the consolidated financial statements (without regard to footnotes) contained therein) may not include information regarding Subsidiaries that are not guarantors of the Opco Notes or the Holdco Notes).

     (iii) Except as set forth on Section 5E(iii) of the Company Disclosure Letter, the Company and its Subsidiaries do not have any liabilities or obligations whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise) of the type required to be reflected in the column designated as a liability on or reserved against as a liability in, or to be disclosed as a liability in the notes to, a consolidated balance sheet prepared in accordance with GAAP (collectively, "Liabilities"), except (a) Liabilities disclosed in the column designated as liabilities on or reserved against as a liability in the Latest Balance Sheet or disclosed in the notes thereto, (b) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (c) Liabilities arising after the date of this Agreement in connection with the transactions contemplated by this Agreement, (d) Liabilities to be included in the computation of Closing Net Indebtedness, (e) Liabilities disclosed on another section of the Company Disclosure Letter, and (f) other Liabilities that do not exceed $15,000,000 in the aggregate.

     (iv) Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet joint venture, off-balance sheet partnership or any similar off-balance sheet agreement (including any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K of the SEC)), where the result, purpose or effect of such agreement (including any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K of the SEC)) is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's audited financial statements or other Company SEC Reports.

     (v) The Company and its Subsidiaries maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since December 31, 2005, the Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. The management of the Company has completed its assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder for the year ended December 31, 2007, and based on such assessment concluded that such controls were effective. To the Company's knowledge, (x) there do not currently exist any significant deficiencies or material weaknesses in the design or operation of its or its Subsidiaries' internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information or (y) there does not currently exist any fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

     5F. Absence of Certain Developments. Except as set forth in Section 5F of the Company Disclosure Letter or as otherwise required or permitted by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has:

     (i) suffered any change, event or circumstance that has had, or that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

     (ii) granted, issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities (or securities exercisable or exchangeable for or convertible into such capital stock or equity securities), except for (a) issuances of Company Capital Stock upon exercise of Options or (b) issuances of replacement certificates representing shares of Company Capital Stock for which the original certificates have been lost, stolen or destroyed and with respect to which affidavits of loss including customary indemnification from the stockholder requesting the replacement have been obtained;

     (iii) subjected any material portion of its properties or assets to any material Lien, except for Permitted Encumbrances;

     (iv) declared, set aside, paid or effected any dividend or distribution to its stockholders in respect of the Company Capital Stock whether payable in cash, stock, property or otherwise, or made any other payment on or with respect to any of its capital stock (other than dividends or distributions from a Subsidiary of the Company made in the ordinary course);

     (v) sold, assigned or transferred any material portion of its assets, except for sales or dispositions of inventory and worn and obsolete assets in the ordinary course of business;

     (vi) sold, assigned or transferred any material Company Intellectual Property Rights or, except for non-exclusive licenses granted in the ordinary course of business, licensed any Company Intellectual Property Rights;

     (vii) made or granted any material bonus, salary or other compensation increase to any former or current director, officer, employee or consultant or group of former or current employees or consultants (except in the ordinary course of business in accordance with past practice or as required pursuant to the terms of any agreement in effect as of the date hereof), or made or granted any material increase in the payments or benefits provided under any employee benefit plan or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted or entered into any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business in accordance with past practice or as required pursuant to the terms of any agreement in effect as of the date hereof);

     (viii) changed an annual accounting period or adopted or changed any material accounting method used by it or adopted any material accounting method unless required by GAAP, the Code or Applicable Law, or made any material election or settled any material claim relating to Taxes or changed any material election relating to Taxes already made unless required by GAAP, the Code or Applicable Law;

     (ix) altered through merger, liquidation, reorganization, conversion, restructuring, election or in any other manner the corporate structure, ownership or classification for Tax purposes of the Company or any Subsidiary;

     (x) made any loans or advances to, or guarantees or suretyship agreements for the benefit of, any Persons (except for advances of business expenses in the ordinary course of business to employees); or

     (xi) suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not fully covered by insurance (subject to any applicable deductibles or self-insured amounts).

     5G. Real Property.

     (i) Section 5G(i) of the Company Disclosure Letter sets forth the address of each parcel of Owned Real Property. The Company or one of its Subsidiaries has good fee simple title to each parcel of Owned Real Property, free and clear of all Liens, except Permitted Encumbrances and except as otherwise set forth on Section 5G(i) of the Company Disclosure Letter. With respect to each parcel of Owned Real Property, except as set forth on Section 5G(i) of the Company Disclosure Letter: (a) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (b) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof.

     (ii) Section 5G(ii) of the Company Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Company has not received written notice of any material default under any of the Leases which has not been cured or waived. To the Company's knowledge, except (a) as set forth on Section 5G(ii) of the Company Disclosure Letter attached hereto or (b) as would not reasonably be expected to give rise to any payment obligations of the Company and any of its Subsidiaries in excess of $1,000,000 in the aggregate (excluding any accrued but unpaid amounts not past due) or otherwise materially restrict or impair the operation of the Company and its Subsidiaries business (taken as a whole), no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such Leases.

     (iii) Except (a) as set forth on Section 5G(iii) of the Company Disclosure Letter attached hereto, (b) as set forth on the Latest Balance Sheet, and (c) for Permitted Encumbrances, the Company or one of its Subsidiaries owns, free and clear of all Liens, or has a contract, license or lease to use, all of the personal property and assets shown on the Latest Balance Sheet, acquired thereafter or located on its premises which is material to its business or operations.

     5H. Tax Matters. Except as set forth on Section 5H of the Company Disclosure Letter:

     (i) (a) the Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file and all such Tax Returns are complete and correct in all material respects; (b) all Taxes due and owing by the Company or any of its Subsidiaries have been paid by the Company or its Subsidiaries (except those that are being contested in good faith or that have been provided for in accordance with GAAP), except for such failures as would not result in liabilities to the Company and its Subsidiaries in excess of $1,000,000 in the aggregate as to all such matters; (c) no material deficiency or proposed adjustment that has not been paid or resolved for any amount of Tax has been asserted or assessed by any Taxing authority in writing against the Company or any of its Subsidiaries as of the date hereof; (d) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority (other than pursuant to extensions which have expired or extensions of time to file Tax Returns obtained in the ordinary course of business); (e) as of the date hereof, there are no ongoing or pending material Tax audits by any Taxing authority against the Company or any of its Subsidiaries; (f) no written claim has been made after December 31, 2005 and prior to the date hereof by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (g) Section 5H(i) of the Company Disclosure Letter lists jurisdictions (whether foreign or domestic) with respect to which the Company or any of its

Subsidiaries pays Taxes; (h) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries as of the date hereof; and (i) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid prior to the date hereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for any such failures as would not result in liabilities to the Company and its Subsidiaries in excess of $1,000,000 in the aggregate as to all such matters.

     (ii) Except as set forth on Section 5H(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (a) has, since December 31, 2005, been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502 -6 (or any similar provision of state, local, or foreign Tax law), as a transferee or successor, by contract, or otherwise.

     (iii) Neither the Company nor any of its Subsidiaries has, since December 31, 2005, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

     (iv) Neither the Company nor any of its Subsidiaries is a party to any agreement that has required or would require the Company or any of its Subsidiaries to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code. Each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has, since December 31, 2004, been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

     (v) Except for indemnification provisions of purchase and sale agreements related to the acquisition or divestiture of a business or Person, neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than any agreement, contract or arrangement among the Company and/or one or more of its Subsidiaries).

     (vi) Neither the Company nor any of its U.S. Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

     (vii) Neither the Company nor any of its Subsidiaries has engaged in any transaction that the Internal Revenue Service has identified as a listed transaction, as set forth in Treasury Regulation § 1.6011-4(b)(2) or regulation or comparable provision of state or local law.

     5I. Company Material Contracts.

     (i) Section 5I of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of agreements to which any of the Company or its Subsidiaries is a party or by which any of them is bound (collectively, the "Company Material Contracts"):

     (a) any agreement (whether written or oral) with any current or former employee, director or consultant of the Company or any of its Subsidiaries that has future required scheduled payments in excess of $150,000 per annum and is not terminable by the Company or its applicable Subsidiary upon notice of 60 calendar days or less for a cost of less than $150,000 or any agreement (whether written or oral) with any current or former employee, director or consultant of the Company or any of its Subsidiaries that contains any change in control or severance payment provisions which would be triggered as a result of the consummation of the transactions and which require a change in control or severance payment in excess of $150,000 in any individual case;

     (b) any collective bargaining agreement with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

     (c) any (i) agreement containing a covenant not to compete or solicit customers or sales in any jurisdiction or industry granted by the Company or any of its Subsidiaries in favor of a third party that materially impairs the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing, (ii) agreement that provides a Person with the exclusive right to sell a product in any territory is not terminable by it upon notice of 90 calendar days or less without material liability (excluding from the determination of material liability any accrued but unpaid obligations not past due arising prior to (and not as a result of) any such termination), or (iii) agreement that provides a Person with "most favored nations" pricing with respect to a specific product for which the Company and its Subsidiaries had generated revenues of greater than $2,500,000 for the twelve-month period ended December 31, 2007;

     (d) any lease or similar agreement under which (i) the Company or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or one of its Subsidiaries, in any case which has future required or accrued but unpaid payments in excess of $5,000,000 per annum and is not terminable by it upon notice of 60 calendar days or less for a cost of less than $5,000,000 (excluding from the calculation of such cost any accrued but unpaid obligations not past due arising prior to (and not as a result of) any such termination);

     (e) any agreement or contract under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed indebtedness or liabilities of others (other than intercompany indebtedness among the Company and its Subsidiaries, guarantees of indebtedness of the Company or any of its Subsidiaries, endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales contracts, in each case in the ordinary course of business), in each case having an outstanding principal amount in excess of $5,000,000;

     (f) any agreement, contract, memorandum of understanding, side letter or other arrangement, whether written or oral, pursuant to which the Company or any of its Subsidiaries has asserted claims for indemnification or contribution against a prior owner of the Company or any of its Subsidiaries for asbestosis, silicosis, mixed dust, or similar claims or litigation to which the Company or any of its Subsidiaries is subject (including the Joint Defense Agreement disclosed in the Company SEC Reports and as may relate to respiratory product liability litigation or claims) relating to products manufactured, distributed or sold by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates;

     (g) any agreement or contract that provides rights or obligations of the Company or any Subsidiary thereof for any material unpaid deferred purchase price, earn-out or similar payments related to the acquisition of another Person or the business of another Person;

     (h) any agreement pursuant to which the Company or any Subsidiary licenses any material Intellectual Property Rights from or to a Person (other than licenses for commercially available, off-the-shelf Software) or has granted an exclusive licenses to any Person of any Company Intellectual Property Rights;

     (i) any material bailment, consignment or other similar arrangement, including as may relate to inventory (including raw materials, works in progress and other items of or relating to inventory), equipment or other assets or property of any customer, supplier or third party;

     (j) any agreement with any distributor, sales agent, consultant or manufacturing representative of the Company or any of its Subsidiaries that is not terminable by the Company or its applicable Subsidiary upon notice of 90 calendar days or less without cost or penalty with respect to such agreement in excess of $2,000,000 to the Company and its Subsidiaries (taken as a group), excluding from the calculation of such cost or penalty any accrued but unpaid obligations not past due arising prior to (and not as a result of) any such termination;

     (k) any teaming agreement, limited partnership agreement or joint venture agreement to which the Company or any of its Subsidiaries is a party with respect to the bidding on, or completion of, a project or the manufacture of a product that is not terminable by the Company or its applicable Subsidiary upon notice of 90 calendar days or less without cost or penalty with respect to any such agreement in excess of $2,000,000 to the Company and its Subsidiaries (taken as a group), excluding from the calculation of such cost or penalty any accrued but unpaid obligations not past due arising prior to (and not as a result of) any such termination;

     (l) any agreement pursuant to which the Company or any of its Subsidiaries acquired any business or the material portion of the assets (other than inventory or equipment) or capital stock of any other Person entered into since December 31, 2005 and which required the payment by the Company and/or any of its Subsidiaries of a purchase price in excess of $5,000,000;

     (m) any currently effective settlement agreement to which the Company and/or any of its Subsidiaries is a party which (i) involves future unpaid obligations by the Company and/or any of its Subsidiaries to any third Person or group of third Persons in excess of $1,000,000 individually or $10,000,000 in the aggregate for multiple settlements arising from the same or similar facts or circumstances or (ii) reasonably would be expected to materially impair or restrict the operation of the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing; and

     (n) any other agreement, contract, lease, license or instrument, in each case not included in clauses (a) through (m) above or set forth on any of the other sections of the Company Disclosure Letter, to which the Company or any of its Subsidiaries is a party or by or to which any of their assets are bound or subject which has future required scheduled payments by or to the Company or any of its Subsidiaries in excess of $5,000,000 per annum and is not terminable by it upon notice of 90 calendar days or less for a cost of less than $5,000,000 (other than warranty obligations in the ordinary course of business, purchase orders, and Leases), excluding from the calculation of such cost any accrued but unpaid obligations not past due arising prior to (and not as a result of) any such termination;

     (ii) Except as disclosed on Section 5I of the Company Disclosure Letter or any other section of the Company Disclosure Letter: (i) each Company Material Contract is in full force and effect, is the legal, valid and binding obligation of the Company and/or its Subsidiaries (as applicable) and, to the Company's knowledge, each of the other counterparties thereto, (ii) neither the Company nor any applicable Subsidiary thereof nor, to the Company's knowledge, any other party is in material breach or default under any Company Material Contract, and, to the Company's knowledge, (A) no event has occurred which with notice or lapse of time or both would constitute a material breach or default thereunder and (B) since the date of the Latest Balance Sheet, no party has notified the Company in writing of any intention to terminate or, prior to the date hereof, materially modify (other than modifications in the ordinary course of business that would not reasonably be expected to materially adversely affect the Company or any Subsidiary thereunder or modifications permitted or required by this Agreement) any such Company Material Contract, (iii) since the date of the Latest Balance Sheet and prior to the date hereof, no counterparty has repudiated in writing to the Company any material provision of any Company Material Contract and (iv) since the date of the Latest Balance Sheet, neither the Company nor any of its applicable Subsidiaries has waived any rights or claims under any Company Material Contract that would reasonably be expected to materially impair the rights of the Company and its Subsidiaries under such Company Material Contract.

     (iii) On or prior to the date of this Agreement, Norcross Safety Products L.L.C. ("Norcross LLC") has (a) executed and delivered to the counterparty thereto written notice of termination of the agreement specified on Section 5I(iii) of the Company Disclosure Letter terminating such agreement in accordance with its terms and (b) paid to the counterparty thereto the "Break Fee" as calculated in accordance with such agreement and all other fees and expenses for which invoices have been received from the counterparty prior to the date of this Agreement.

5J. Intellectual Property.

     (i) Except as set forth on Section 5J(i) of the Company Disclosure Letter, the Company or one of its Subsidiaries (a) owns the entire right and possesses good title to all Owned Intellectual Property Rights, and (b) has the right to use, all Licensed Intellectual Property Rights, free and clear of all Liens (other than Permitted Encumbrances). No written claims are pending or have been threatened in writing since December 31, 2005 against the Company or any of its Subsidiaries with respect to the enforceability, ownership, use or validity of any Owned Intellectual Property Rights, and to the knowledge of the Company, no written claims are pending or have been threatened in writing since December 31, 2005 against the Company or any of its Subsidiaries with respect to the enforceability, ownership, use or validity of any Licensed Intellectual Property Rights. Except as set forth on Section 5J(i) of the Company Disclosure Letter, since December 31, 2005, neither the Company nor its Subsidiaries have been sued or named as a defendant in any claim, suit, actions or proceeding and no claims have been threatened in writing against the Company or its Subsidiaries, which involve a claim of infringement of any Intellectual Property Rights of any third party and which have not been finally resolved or terminated prior to the date hereof. Except as set forth on Section 5J(i) of the Company Disclosure Letter, the conduct of the business of the Company or its Subsidiaries does not infringe or misappropriate any Intellectual Property Rights of any third parties, except as would not, individually or in the aggregate, materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing or as would not, individually or in the aggregate, reasonably be expected to result in liability to the Company and its Subsidiaries (taken as a whole) of more than $3,000,000. To the knowledge of the Company, no third party is infringing or misappropriating any Company Intellectual Property Rights. To the knowledge of the Company, no written offers for a license of third party Intellectual Property Rights (other than licenses for commercially available, off-the-shelf Software) or written notices of infringement or misappropriation of third party Intellectual Property Rights have been received by the Company or its Subsidiaries since December 31, 2005.

     (ii) The Company Intellectual Property Rights include all of the Intellectual Property Rights necessary to and used by the Company and/or any of its Subsidiaries in the conduct of the Company's and its Subsidiaries' business, and there are no other Intellectual Property Rights that are material to the conduct of the Company's and its Subsidiaries' business by the Company and its Subsidiaries.

     (iii) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of any Trade Secrets included in all Company Intellectual Property Rights.

5K. Legal Proceedings.

     (i) Except as set forth on Section 5K(i) of the Company Disclosure Letter, as of the date hereof, there are no material Actions or orders pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity at law or in equity, or before or by any Governmental Entity.

     (ii) Except as set forth on Section 5K(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgments, orders, decrees or awards of any Governmental Entity that reasonably would be expected to materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing, or that reasonably would require a material payment by the Company and its Subsidiaries after the Cash Calculation Time.

     5L. Brokerage. Except for fees and expenses payable to Credit Suisse Securities (USA) LLC, which fees and expenses will be included in Closing Net Indebtedness, and paid as Company Expenses, neither the Company nor any of its Subsidiaries has any liability for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

     5M. Company Employee Benefit Plans.

     (i) Section 5M(i) of the Company Disclosure Letter sets forth a list of each Employee Benefit Plan as of the date hereof. Each such Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and the terms of any applicable collective bargaining agreement and complies in form and in operation with the applicable requirements of ERISA, the Code and other Applicable Laws. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any such Employee Benefit Plan and, other than routine claims for benefits, there are no claims or lawsuits pending or, to the knowledge of the Company, threatened against or arising out of an Employee Benefit Plan as of the date hereof, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with the requirements of COBRA as of the date hereof.

     (ii) Each Employee Benefit Plan listed on Section 5M(i) of the Company Disclosure Letter and that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has, as of the date hereof, received a favorable determination letter or opinion letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred prior to the date hereof that would reasonably be expected to adversely affect such plan's qualified status.

     (iii) Except as set forth on Section 5M(iii) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries maintains, sponsors or contributes or has any material liability or obligation with respect to any Title IV Plan or any Multiemployer Plan. Except as set forth on Section 5M(iii) of the Company Disclosure Letter, no Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, as of the date hereof. Neither the Company nor any of its Subsidiaries has, prior to the date hereof, incurred any liability or obligation on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that has not been satisfied in full.

     (iv) Except as set forth on Section 5M(iv) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself, result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of the Company or any Subsidiary or result in the vesting, acceleration of payment or increases in the amount of any benefit payable under any Employee Benefit Plan to or in respect of any such current or former director, officer, consultant or employee.

     (v) None of the Company or its Subsidiaries contributes to or had any other material liability under or with respect to any "multiple employer welfare arrangement" as defined in Section 3(40)(A) of ERISA, or any "multiple employer plan" as described in ERISA Section 210.

     (vi) Neither the Company nor any of its Subsidiaries has material liability under any Employee Benefit Plan, nor has taken any action that could reasonably be expected to give rise to such material liability under any Employee Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

     (vii) Except as set forth on Section 5M(vii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liability with respect to post termination health, medical or life insurance benefits or other welfare benefits for retired, former or current employees or directors of the Company and its Subsidiaries (or any spouse, former spouse or other dependent thereof), other than pursuant to COBRA.

     (viii) Except as set forth on Section 5M(viii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains a "voluntary employees beneficiary association" within the meaning of Section 501(c)(9)of the Code.

     (ix) Section 5M(ix) of the Company Disclosure Letter contains a list of each Foreign Benefit Plan. Each of the Foreign Benefit Plans has been administered in compliance in all material respects with the provisions of the plans and the Applicable Laws of each jurisdiction in which any of the Foreign Benefit Plans are maintained. Each Foreign Benefit Plan intended to qualify for special tax treatment, to the knowledge of the Company, meets all requirements for such treatment; and if required to be registered, has been registered with the appropriate authorities and, to the knowledge of the Company, has been maintained in good standing with the appropriate regulatory authorities.

     (x) To the Company's knowledge, neither the Company nor any of its Subsidiaries has any liability for any plan, policy or arrangement maintained, contributed to or sponsored by any other current or former ERISA Affiliate.

     (xi) The Company has delivered or made available to Buyer a current, accurate and complete copy (to the extent such copy exists) of each Employee Benefit Plan and, to the extent applicable: (i) any current related trust, annuity contract or other funding instrument; (ii) the most recent IRS determination letter; (iii) the Plan's current summary plan description, if any; (iv) the most recent (1) Form 5500 and attached schedules, (2) audited financial statements, and (3) actuarial valuation reports.

     5N. Insurance. Set forth on Section 5N of the Disclosure Schedule is a list of all material policies of insurance (including material policies providing property, casualty, liability, and workers' compensation coverage and material bond and surety arrangements), other than title insurance policies, held by the Company or any Subsidiary of the Company covering the policy year that includes the date of this Agreement. True and complete copies of all such policies have been delivered to or made available to the Buyer. With respect to each such insurance policy: (a) the policy is in full force and effect by its terms; (b) neither the Company, any Subsidiary, nor, to the Company's knowledge, any other party to the policy, is in material breach or material default thereunder (including with respect to the payment of premiums or the giving of notices); (c) to the Company's knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or material default thereunder; (d) since the date of the Latest Balance Sheet, no counterparty to any such insurance policy has notified the Company in writing of any intention to terminate or materially modify (other than modifications in the ordinary course of business that would not reasonably be expected to materially adversely affect the Company or any Subsidiary thereunder or modifications contemplated by this Agreement) any such insurance policy; and (e) since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has received notice from the insurer under any such policy disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. None of the Company nor any of its Subsidiaries has been denied coverage from any insurer within the past two (2) years.

     5O. Compliance with Applicable Laws. Except as set forth on Section 5O of the Company Disclosure Letter or the other sections of the Company Disclosure Letter, since December 31, 2005, the Company and its Subsidiaries have complied in all material respects with all Applicable Laws. Except as set forth on Section 5O of the Company Disclosure Letter or the other sections of the Company Disclosure Letter, since December 31, 2005, neither the Company nor any of its Subsidiaries has received any communication from a Governmental Entity that alleges that any of them is not in compliance with any Applicable Laws, where the failure to be in compliance with Applicable Laws requires, or would reasonably be expected to require, either a material payment obligation by the Company and its Subsidiaries or consequences that reasonably would be expected to materially impair or restrict the operation of the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing.

     5P. Environmental. Except as set forth on Section 5P of the Company Disclosure Letter, (i) the Company and its Subsidiaries are in compliance as of the date hereof with all Environmental Laws, except for any instances of noncompliance that would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company and its Subsidiaries maintain and are in compliance as of the date hereof with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as conducted on the Closing Date ("Environmental Permits"), except for any failure to maintain such Environmental Permits or instances of noncompliance with such Environmental Permits that would not reasonably be expected to have a Company Material Adverse Effect; (iii) none of the Company or its Subsidiaries has received prior to the date hereof any written notice regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities arising under Environmental Laws, except for any notice, the subject of which would not reasonably be expected to have a Company Material Adverse Effect; and (iv) there have been no releases, prior to the date hereof, of petroleum or hazardous substances at the Owned Real Property or the Leased Real Property in concentrations or circumstances that are required by Environmental Laws to be investigated or remediated by the Company or its Subsidiaries, except for such conditions that would not reasonably be expected to have a Company Material Adverse Effect.

     5Q. Employees and Labor Matters.

     (i) Except as set forth in Section 5Q of the Company Disclosure Letter, with respect to the Company or any of its Subsidiaries, (a) to the Company's knowledge, as of the date hereof, there are no union organizing efforts underway or threatened; and (b) there are no labor strikes, slowdowns, work stoppages or lockouts pending, or to the Company's knowledge, as of the date hereof, threatened which would materially impair or restrict the operation of the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing, nor have there been any such labor strikes, slowdowns, work stoppages or lockouts since December 31, 2005.

     (ii) Except as set forth on Section 5Q of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement (whether written or oral and whether with a trade union, employee representative, staff association or any other employee body representing workers), and there are no labor unions or other organizations representing or, to the knowledge of the Company, purporting or attempting to represent any employee of the Company or any Subsidiary thereof. Neither the Company nor any Subsidiary thereof has received an application or request for recognition from any trade union in relation to current or former employees, consultants, directors, officers or contractors since December 31, 2005.

     (iii) Except as set forth on Section 5Q of the Company Disclosure Letter or in any other applicable sections of the Company Disclosure Letter, since December 31, 2005, the Company and its Subsidiaries have complied in all material respects with all provisions of Applicable Laws pertaining to employment and labor relations. Since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any material liability imposed by any Governmental Entity for any failure to provide information and/or to bargain or consult with, in accordance with Applicable Laws, current or former employees, consultants, directors, officers or contractors and their representatives (including to applicable labor organizations, unions and works councils) with respect to any labor negotiations.

     (iv) Since December 31, 2005, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that (without regard to any actions that could be taken by the Company and its Subsidiaries from and after the Closing) were implemented in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law.

     (v) To the knowledge of the Company, all of the employees of the Company and its Subsidiaries who perform services in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed, except as would not, individually or in the aggregate, reasonably be expected to give rise to material fines or penalties payable by the Company and its Subsidiaries. To the knowledge of the Company, any employee of the Company or its Subsidiaries who performs services outside the United States is legally entitled to work in the country in which such employee performs services and the reporting and payment of, and withholding from, such employee's salary and other compensation complies with all Applicable Laws in both the United States and the work country (including social security contributions, where applicable), except as would not, individually or in the aggregate, reasonably be expected to give rise to material fines or penalties payable by the Company or its Subsidiaries. With respect to any employee of the Company and its Subsidiaries who performs services outside the United States, the Company is in material compliance with all material foreign employment, labor, health and safety and other Applicable Laws governing employment and the rights of employees and labor unions.

     (vi) Except as set forth on Section 5Q of the Company Disclosure Letter or the other sections of the Company Disclosure Letter, since December 31, 2005, all consultants and independent contractors of the Company and its Subsidiaries have been properly classified as such for purposes of federal and applicable state laws, laws applicable to the Employee Benefit Plans, the Foreign Benefit Plans, and other Applicable Laws related to employment, except as would not in the aggregate result in a material liability to the Company and its Subsidiaries.

     (vii) Neither the Company nor any of its Subsidiaries has, since December 31, 2005, entered into any agreement that involved (or that may involve) the Company or any of its Subsidiaries in the future acquiring any undertaking or part of an undertaking such that Directive 77/187/EEC (as amended by Directive 2001/23/EEC and as transposed into national law in the relevant European jurisdiction) applied or may apply thereto.

     5R. Affiliate Transactions. Except for the option cancellation agreements entered into in connection with the transactions contemplated hereby (including any Option Cancellation Agreements), Section 5R of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of (x) all agreements or contracts between the Company and/or any of its Subsidiaries, on the one hand, and any Odyssey Entity, on the other hand, and (y) all agreements or contracts, between the Company and/or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any Subsidiary thereof (or any Affiliate thereof), on the other hand, since December 31, 2005, having a potential or actual value or a contingent or actual liability or obligation exceeding $1,000,000, other than (1) obligations described in Section 9H hereto and (2) the Employee Benefit Plans.

     5S. Permits. Each of the Company and its Subsidiaries holds all material permits, licenses or other authorizations of Governmental Entities that are required for the ownership of its assets or properties or the conduct of its business as presently conducted, except where the failure to obtain or hold any such permits, licenses or authorizations would not reasonably be expected to materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing, and each of the Company and its Subsidiaries is in material compliance with such required permits, licenses and authorizations.

     5T. Government Contracts.

     (i) To the Company's knowledge, there is no pending Action by any Governmental Entity against the Company or any of its Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under any contract with the United States federal government or any subdivision or agency or instrumentality thereof (each, a "Government Contract"), and since December 31, 2005, neither the Company nor any of its Subsidiaries has made a voluntary written disclosure or initiated any internal investigation with respect to any alleged material irregularity, misstatement or omission arising under any Government Contract.

     (ii) Except as set forth on Section 5T of the Company Disclosure Letter, since December 31, 2005, (i) neither any Governmental Entity party to any Government Contract nor any prime contractor, subcontractor or other Person party to any Government Contract has notified the Company in writing that the Company has materially breached or materially violated any Law specifically pertaining to any Government Contract or any material provision of any Government Contract; (ii) the

Company has not been notified in writing by any Governmental Entity, any prime contractor, subcontractor or any other Person party to any Government Contract that any such Government Contract to which the Company is a party has been terminated for any reason, and no written cure notice or written show cause notice has been delivered to the Company which is currently in effect pertaining to any Government Contract nor, to the knowledge of the Seller, is any Governmental Entity threatening in writing to terminate any Government Contract, issue a cure notice, or show cause notice; and (iii) as of the date hereof, there are no outstanding material claims or disputes between the Company and any Governmental Entity under any Government Contract, or between the Company and any prime contractor, subcontractor, vendor or other third party arising under any Government Contract, in each case except as would not be reasonably expected to either result in a material liability or fine payable by the Company and its Subsidiaries or materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing.

     (iii) Except as set forth on Section 5T of the Company Disclosure Letter, since December 31, 2005, (i) to the Company's knowledge, the Company has not been notified in writing that it has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity and, to the Company's knowledge, no such suspension or debarment has been threatened in writing, and (ii) since December 31, 2005, the Company has not been the subject of a formal material audit by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any law enforcement agency or government accounting office of any state or local government with respect to any Government Contract nor, to the Company's knowledge, has any such formal material audit been threatened in writing against the Company with respect to any Government Contract, other than routine inquiries, audits and reconciliations that were resolved without further action.

     (iv) Neither the Company nor any of its Subsidiaries has (A) made any payments or used any funds to influence federal transactions in violation of Applicable Law, (B) used any corporate or other funds or given anything of value for unlawful commissions, gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in the furtherance of the foregoing in violation of any Applicable Law, or (C) accepted or received any unlawful contributions, payments, expenditures or gifts, in each case except as would not be reasonably expected to either result in a material liability or fine for the Company and its Subsidiaries or materially impair or restrict the business of the Company and its Subsidiaries, taken as a whole, as conducted through the Closing.

     5U. Product Liability; Product Recalls and Warranties.

     (i) Except as set forth on Section 5U(i) of the Company Disclosure Letter, the Company and each of its applicable Subsidiaries has obtained all required material product registrations and other material certifications required for it to manufacture, fabricate, sell or distribute (as applicable) its products in the jurisdictions in which the Company or such Subsidiary manufactures, fabricates, sells and/or distributes such products, as applicable, and has otherwise complied in all material respects with Applicable Laws or Safety Standards applicable to the Company or such Subsidiary in respect of the manufacture, fabrication, sale and/or distribution of any particular product or products, as applicable, in the jurisdictions in which the Company and its applicable Subsidiaries manufacture, fabricate, sell and/or distribute such products, as applicable.

     (ii) Except as set forth on Section 5U(ii) of the Company Disclosure Letter, the products manufactured, fabricated, distributed or sold by the Company and its applicable Subsidiaries have been manufactured, fabricated, distributed and sold (as applicable) by the Company and such Subsidiaries in material compliance with all Applicable Laws and all Safety Standards applicable to the Company and such Subsidiaries with respect to each such particular product or products and any applicable contractual commitments and warranties (whether express or implied) applicable to such particular product or products. Except as set forth on Section 5U(ii) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company nor any of its Subsidiaries has any material liability for products, manufactured, fabricated, distributed or sold in violation of Applicable Laws and Safety Standards applicable to the Company and such Subsidiaries with respect to each such particular product or products and any applicable contractual commitments and warranties (whether express or implied) in excess of any liabilities which would be adequately covered by any warranty reserve established with respect thereto and included on the Latest Balance Sheet (as adjusted for the passage of time through the Closing Date in accordance with GAAP), including for the recall or replacement of any products (regardless of the basis therefor) or for damages in connection therewith or resulting therefrom. All products that the Company or any Subsidiary thereof has marketed, sold or extended warranties on the basis that such products meet any specific Safety Standards (whether such products are required to meet such Safety Standards or the Company or its Subsidiaries have voluntarily elected to comply therewith) meet or exceed such Safety Standards in all material respects. Except as set forth on Section 5U(ii) of the Company Disclosure Letter, within the past one (1) year, the Company has not received any written or, to the Company's knowledge, oral notice that any Action, suit or other proceeding has been made or will be commenced against the Company or any of its Subsidiaries by or before any Governmental Entity alleging any extraordinary warranty claims or that any of its products are defective in any material respect or do not comply in all material respects with Applicable Law or applicable Safety Standards (including any with respect to which the Company or any Subsidiary voluntarily complies).

     (iii) Except as set forth on Section 5U(iii) of the Company Disclosure Letter, there are no ongoing product recalls with respect to any products manufactured, fabricated, distributed or sold by the Company or any Subsidiary thereof prior to December 31, 2005, and since December 31, 2005, there have been no material product recalls with respect to any products manufactured, fabricated, distributed or sold by the Company from and after that date.

     5V. Customers. Section 5V of the Company Disclosure Letter sets forth the names of the ten largest (based upon consolidated revenues of the Company and its Subsidiaries) customers from whom the Company or any Subsidiary derived revenues on a consolidated basis for each of the respective twelve month periods ended December 31, 2006 and December 31, 2007, and the amount of revenues on a consolidated basis received by the Company and its Subsidiaries from each such customer during such period. Except as set forth in Section 5V of the Company Disclosure Letter, to the Company's knowledge, as of the date hereof, the Company and the Subsidiaries have not received any written notice from any such customer that it has ceased, or will cease, to purchase products and services from the Company and its Subsidiaries.

     5W. Suppliers. Section 5W of the Company Disclosure Letter sets forth the names of the ten largest (based upon volume of services or goods purchased by the Company and its Subsidiaries on a consolidated basis) suppliers, vendors or other providers of goods or services to the Company and its Subsidiaries from whom the Company and its Subsidiaries ordered raw materials, supplies and other goods and services, in the twelve month period ended June 30, 2007, and the aggregate dollar amounts for goods or services the Company and its Subsidiaries purchased from such suppliers, vendors or other service providers during such period. Except as listed on Section 5W of the Company Disclosure Letter, to the Company's knowledge, as of the date hereof, the Company and its Subsidiaries have not received any written notice from any such Person that such Person has ceased, or will unilaterally cease, to supply such raw materials, supplies or other goods or services to the Company or each Subsidiary.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF BUYER

          As an inducement to the Company and the Sellers to enter into this Agreement, the Buyer hereby represents and warrants that:

     6A. Organization and Corporate Power. The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or ownership of its assets or properties would require such qualification, except where any failure to be so qualified or be in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted and to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The copies of the Organizational Documents of the Buyer which have been made available to the Company reflect all amendments made thereto at any time prior to the date of this Agreement.

     6B. Authorization; No Breach.

     (i) This Agreement has been duly executed and delivered by each of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and the application of equitable principles.

     (ii) Assuming receipt of and subject to the HSR Approval, the execution and delivery of this Agreement by the Buyer does not, and the performance by the Buyer of its obligations under this Agreement will not, (a) result in any material breach of any of the provisions of, (b) constitute a material default under, or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, in each case, except as has been obtained or as contemplated in this Agreement (including Section 2A(i)), under (I) the Organizational Documents of the Buyer, (II) any material contract to which the Buyer is party or (III) any Applicable Law to which the Buyer is subject.

     6C. Legal Proceedings. There are no material Actions pending or, to the Buyer's knowledge, threatened against the Buyer or any of its Subsidiaries at law or in equity, or before or by any Governmental Entity that would reasonably be expected to have a Buyer Material Adverse Effect.

     6D. Investigation. The Buyer acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby. The Buyer is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. The Buyer has been afforded reasonable access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has reviewed those materials that have been made available to the Buyer prior to the date hereof.

     6E. Board Approvals. The board of directors of the Buyer, by resolutions duly adopted at a meeting duly called and held or by written consent, has approved the transactions contemplated by this Agreement. No other corporate or stockholder proceedings on the part of the Buyer are necessary to authorize the transaction contemplated by this Agreement. No other vote of the holders of any class or series of capital stock of the Buyer is required to adopt this Agreement and approve the transactions contemplated hereby.

     6F. Financing. The Buyer currently has available to it, and will have available to it at the Closing, sufficient funds necessary to pay the Purchase Consideration and perform its other obligations hereunder.

     6G. Brokerage. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates, other than any agent, broker, investment banker, financial advisor or other firm or Person the fees and expenses of which shall be paid by the Buyer or its Affiliates.

     6H. Solvency. Immediately after giving effect to the transactions contemplated hereby, the Buyer and its Subsidiaries (including the Company and its Subsidiaries), on a consolidated basis, shall be able to pay their respective debts as they become due. Immediately after giving effect to the transactions contemplated hereby, the Buyer and each of its Subsidiaries (including the Company and its Subsidiaries) shall have adequate capital, on a consolidated basis, to carry on their respective businesses. No transfer of property is being made by or to the Buyer and no obligation is being incurred by the Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer and/or any of its Subsidiaries (including the Company and its Subsidiaries after the Closing).

     6I. Acquisition for Investment. The capital stock of the Company acquired by the Buyer pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and the Buyer will not offer to sell or otherwise dispose of such stock so acquired by it in violation of any of the registration requirements of the Securities Act, or any comparable state law. The Buyer is an "accredited investor" within the meaning of Regulation D promulgated pursuant to the Securities Act.

ARTICLE 7
TERMINATION

     7A. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

     (i) by the mutual written consent of the Buyer and the Representative;

     (ii) by the Buyer, if there has been a material violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such violation or breach has not been waived by the Buyer at or prior to the Closing and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) ten days after written notice thereof from the Buyer, or (II) the Termination Date; provided that the right of termination pursuant to this Section 7A(ii) shall not be available to the Buyer at any time that the Buyer has violated or is in breach of any covenant, representation or warranty hereunder if such Buyer violation or breach has prevented satisfaction of the Company's and the Sellers' conditions to Closing hereunder and has not been waived by the Representative or, if capable of cure, has not been cured by the Buyer;

     (iii) by the Representative, if there has been a material violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and the Sellers at the Closing and such violation or breach has not been waived by the Representative at or prior to the Closing and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) ten days after written notice thereof from the Representative, or (II) the Termination Date; provided that the right of termination pursuant to this Section 7A(iii) shall not be available to the Representative at any time that the Company and the Sellers have violated or are in breach of any covenant, representation or warranty hereunder if such Company or Seller violation or breach has prevented satisfaction of the Buyer's conditions to Closing hereunder and has not been waived by the Buyer or, if capable of cure, has not been cured by the Company and/or the Sellers; provided, further, that the failure of the Buyer to deliver the Closing Consideration as required by the terms hereof shall not be subject to cure hereunder (other than by delivery of such Closing Consideration within two (2) Business Days after it is otherwise due hereunder) unless otherwise agreed to in writing by the Representative;

     (iv) by the Buyer or the Representative if the transactions contemplated hereby have not been consummated on or prior to June 15, 2008 (the "Termination Date"); provided that (I) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7A(iv) if the Buyer's breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (II) the Representative shall not be entitled to terminate this Agreement pursuant to this Section 7A(iv) if the Company's or the Sellers' breach of this Agreement has prevented the consummation of the transactions contemplated hereby; provided further that if the Closing has not occurred by the Termination Date solely by reason of failure of the condition in Section 2A(i) to be satisfied, the Termination Date may be extended by written notice of Buyer to the Company, or the Company to the Buyer, until no later than July 15, 2008.

     7B. Effect of Termination.

     (i) In the event of any termination of this Agreement by the Buyer or the Representative as provided in Section 7A, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 7B and Section 9C, Section 9N, and Article 10 shall survive the termination of this Agreement and shall be enforceable by the parties hereto) and (b) there shall be no liability or obligation on the part of the Buyer, any Seller, the Company, or the Representative to any other party hereto or with respect to the transactions contemplated hereby, except for liability of such Seller, Buyer or the Company, as the case may be, for willful breaches by such party arising prior to termination.

     (ii) The Buyer affirms that it is not a condition to the Closing or to any of the Buyer's other obligations under this Agreement that the Buyer obtain financing for or related to any of the transactions contemplated hereby.

ARTICLE 8
DEFINITIONS

     8A. Definitions. The terms defined in Exhibit A hereto, whenever used herein, shall have meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

     8B. Usage.

     (i) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (ii) Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

     (iii) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

     (iv) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

     (v) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

     (vi) Any covenant or agreement of or by the "parties" or "each of the parties" shall not be deemed to require performance by, or be an agreement of, the Representative and/or any Seller unless performance by the Representative and/or any such Seller is expressly provided for in such covenant or the Representative and/or any such Seller expressly so agrees in writing.

     (vii) Whenever this Agreement requires any payment to be made to any holder of Company Capital Stock or Options, neither the Buyer nor any of its Affiliates (as the acquirer of such Company Capital Stock or Options) or the Company or any of its Subsidiaries shall be deemed a holder of such Company Capital Stock or Options. Whenever there is any reference in this Agreement to shares of Company Capital Stock or Options issued and outstanding as of immediately prior to the Closing, no shares of Company Capital Stock held in the treasury of the Company or any of its Subsidiaries or any Options cancelled or purchased prior to the Closing, other than Options cancelled or purchased in connection with the transactions contemplated hereby, shall be deemed issued and outstanding as of immediately prior to the Closing. To the extent that the Company takes action, and/or a holder of an Option delivers an option cancellation agreement (including any Option Cancellation Agreement), providing for the cancellation of an Option as of the Closing in exchange for the Closing Per Share Consideration and the Additional Per Share Consideration to be paid in accordance with this Agreement, such Option so cancelled shall be deemed issued and outstanding as of immediately prior to the Closing for all purposes of this Agreement.

ARTICLE 9
ADDITIONAL AGREEMENTS

     9A. Survival; Certain Waivers.

     (i) The representations and warranties, and covenants and agreements to the extent contemplating or requiring performance prior to the Closing, set forth in this Agreement or in any certificate delivered pursuant to Article 2 of this Agreement shall not survive the Closing. Each of the representations and warranties set forth in this

Agreement or in any certificate delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing; provided, however, that such termination is not intended to affect any obligation of the Insurer to insure the Buyer with respect to breaches of any of the representations and warranties in the this Agreement in accordance with the terms of any Rep and Warranty Policy. The covenants and agreements of any party (including the Sellers and the Representative) set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance by such party prior to the Closing shall terminate effective immediately upon the Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing. Each covenant or agreement requiring performance at or after the Closing shall expressly survive Closing and nothing in this Section 9A(i) shall be deemed to limit any rights or remedies of any Person for breach of any such covenant (with it being understood that the Buyer shall also be liable for breach of any covenant or agreement requiring performance by the Company or any of its Subsidiaries after the Closing and that nothing herein shall limit or affect the Buyer's or any of its Affiliates' liability for the failure to pay the Purchase Consideration or pay other amounts as required hereunder).

     (ii) Each of the Buyer (on its behalf and on behalf of the other Buyer Parties) and the Company acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under Applicable Law and, to the extent applicable, Environmental Law, any and all rights, claims and causes of action it may have against any Seller or any other Equityholder Party relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Company Disclosure Letter and the transactions contemplated hereby and thereby or the business of the Company and its Subsidiaries arising under or based upon any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) are hereby waived. Furthermore, without limiting the generality of this Section 9A, no claim shall be brought or maintained by or on behalf of the Buyer or any other Buyer Party (including, after the Closing, the Company and its Subsidiaries) against any of the Equityholder Parties, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion or other documents of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Letter and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at or prior to the Closing. For the avoidance of doubt, the waivers and releases set forth in this Section 9A(ii) shall not be deemed to include a waiver of any indemnification rights or similar rights that the Company or any of its Subsidiaries may have under any purchase and sale or similar agreement (specifically excluding, for the avoidance of doubt, this Agreement) pursuant to which the Company or any of its Subsidiaries acquired any of the Company's Subsidiaries, any material portion of the assets of another Person or the business of another Person.

     (iii) Furthermore, without limiting the generality of this Section 9A, each of the Buyer (on its behalf and on behalf of the other Buyer Parties) and the Company, hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from any Seller or any other Equityholder Party, and hereby releases each such Person from any claim, demand or liability, with respect to any such environmental, health, or safety matter (including any matter arising under any Environmental Law).

     (iv) NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY (OTHER THAN TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 9A(VI) HEREOF), AND WITHOUT LIMITING THE GENERALITY OF THE OTHER PROVISIONS OF SECTIONS 9A(I) THROUGH (IV) HEREOF (OTHER THAN TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 9A(VI) HEREOF), THE BUYER ACKNOWLEDGES AND AGREES, ON BEHALF OF THE BUYER AND EACH OF THE OTHER BUYER PARTIES, THAT NO SELLER OR OTHER EQUITYHOLDER PARTY IS MAKING ANY OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 OF THIS AGREEMENT AND THAT NO SELLER OR OTHER EQUITYHOLDER PARTY SHALL HAVE ANY DIRECT OR INDIRECT RESPONSIBILITY OR LIABILITY (DERIVATIVELY OR OTHERWISE AND WHETHER AT LAW, IN EQUITY OR OTHERWISE), FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT, THE COMPANY DISCLOSURE LETTER AND/OR ANY CERTIFICATE DELIVERED HEREUNDER AT OR PRIOR TO THE CLOSING (INCLUDING ANY OBLIGATION TO INDEMNIFY ANY BUYER PARTY FOR ANY LOSSES, LIABILITIES, EXPENSES OR OTHER DAMAGES RESULTING FROM ANY NONFULFILLMENT OR BREACH OF ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY IN THIS AGREEMENT, THE COMPANY DISCLOSURE LETTER AND/OR ANY CERTIFICATE DELIVERED AT OR PRIOR TO THE CLOSING) AND THAT NO CLAIM FOR INDEMNIFICATION OR OTHER REMEDY (WHETHER AT LAW, IN EQUITY OR OTHERWISE) BY THE BUYER AND/OR ANY OTHER BUYER PARTY OR ANY OTHER PERSON SHALL BE ASSERTED AGAINST ANY SELLER OR OTHER EQUITYHOLDER PARTY WITH RESPECT THERETO; PROVIDED THAT THE FOREGOING SHALL NOT PROHIBIT A BREACH OF CONTRACT CLAIM AGAINST ANY SELLER FOR BREACH BY SUCH SELLER OF SUCH SELLER'S COVENANTS SET FORTH IN THIS AGREEMENT THAT REQUIRE PERFORMANCE BY SUCH SELLER AT OR AFTER THE CLOSING. IN FURTHERANCE OF THE FOREGOING, THE BUYER (ON BEHALF OF ITSELF AND EACH OF THE BUYER PARTIES) ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING

(OTHER THAN TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 9A(VI) HEREOF), (1) THE SOLE AND EXCLUSIVE REMEDY OF THE BUYER PARTIES FOR LOSSES, LIABILITIES, EXPENSES OR OTHER DAMAGES (IF ANY) WITH RESPECT TO ANY CLAIMS FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY AND/OR COVENANT CONTAINED IN THIS AGREEMENT, THE COMPANY DISCLOSURE LETTER AND/OR ANY CERTIFICATE DELIVERED AT OR PRIOR TO THE CLOSING AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL SOLELY BE TO SEEK RECOVERY FROM ANY SEPARATE STAND-ALONE INSURANCE POLICY (IF ANY) OBTAINED BY THE BUYER FROM A THIRD PARTY INSURER FOR THE BENEFIT OF ONE OR MORE OF THE BUYER PARTIES (THE "REP AND WARRANTY POLICY") AND (2) NO SELLER OR OTHER EQUITYHOLDER PARTY SHALL HAVE ANY DIRECT OR INDIRECTLY LIABILITY OF ANY KIND OR NATURE WITH RESPECT TO ANY SUCH REP AND WARRANTY POLICY (INCLUDING, WITHOUT LIMITATION, BY WAY OF SUBROGATION). BUYER SHALL CAUSE ANY REP AND WARRANTY POLICY TO EXPRESSLY PROVIDE THAT THE INSURER THEREUNDER SHALL NOT PURSUE ANY SUBROGATION RIGHTS AGAINST ANY SELLER OR ANY OTHER EQUITYHOLDER PARTY IN CONNECTION WITH ANY CLAIM MADE BY ANY BUYER PARTY THEREUNDER AND BUYER SHALL NOT PERMIT SUCH REP AND WARRANTY POLICY TO BE AMENDED, WAIVED AND/OR MODIFIED IN A MANNER WHICH DOES OR WOULD REASONABLY BE EXPECTED TO RESULT IN LIABILITY TO ANY OF THE SELLERS.

     (v) The Buyer acknowledges and agrees that the agreements contained in this Section 9A are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Sellers and the Company would not enter into this Agreement. The Buyer hereby agrees, on behalf of itself and each of the other Buyer Parties (including, after the Closing, the Company and its Subsidiaries), that it shall indemnify and hold harmless each Seller and each of the other Equityholder Parties from and against and in respect of any and all losses, liabilities, damages or expenses (including reasonable legal fees) incurred by any Seller or any other Equityholder Party as a result of any such claim brought or maintained by any Buyer Party (including, after the Closing, the Company and its Subsidiaries) against any Seller or any other Equityholder Party in contravention of this Section 9A.

     (vi) Nothing in this Section 9A shall limit, restrict or constitute a waiver of the right of the Buyer to bring and maintain an Action against any Seller at law or in equity for actual fraud by such Seller.

     9B. Press Release and Announcements. Each of the Sellers, the Company, the Buyer and the Representative agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party (including the Sellers and the Representative) without the prior consent of the Company, the Representative and the Buyer, except that each of the Buyer, the Company and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Buyer or the Company may reasonably determine is necessary to comply with Applicable Law or the requirements of any agreement (including any listing agreement with a national securities exchange or other stock exchange requirement) to which the Buyer, the Company or any of its Subsidiaries is a party. Notwithstanding the foregoing, the Buyer, the Representative and the Company shall cooperate to prepare a joint press release to be issued on the Closing Date. The Sellers, the Company, the Buyer and the Representative agree to keep the terms of this Agreement confidential, except to the extent required by Applicable Law, any debt agreement, indenture, any listing agreement or other stock exchange requirement to which the Buyer or the Company or any such party is subject or for SEC or financial reporting purposes and except that the parties (including any Seller and the Representative) may disclose such terms to their respective employees, accountants, limited partners, advisors and other Agents as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). Notwithstanding the foregoing, any party (including any Seller) shall be permitted to make disclosure otherwise prohibited by this Section 9B without obtaining any other party's consent to the extent such disclosure contains information previously publicly disclosed in accordance with this Agreement and the Confidentiality Agreement.

     9C. Confidentiality. The Buyer acknowledges that all information provided to any of its and its Affiliates or Agents by the Company and its Affiliates or Agents (including pursuant to Section 3A) is subject to the terms of a confidentiality agreement between or on behalf of the Company and the Buyer or one or more of their respective Affiliates or other beneficial owners (the "Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference; provided, that if there is an inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, then the terms of this Agreement shall control and govern.

     9D. Notification. Prior to the Closing, the Company shall promptly notify the Buyer if the Company obtains knowledge that any of the representations and warranties of the Company in Article 5 of this Agreement are not true and correct in all material respects or that there are any material errors in, or omissions from, the Company Disclosure Letter. Prior to the Closing, each Seller shall promptly notify the Buyer if such Seller obtains knowledge that any of the representations and warranties of such Seller in Article 4 of this Agreement are not true and correct in all material respects. Prior to the Closing, Buyer shall promptly notify the Company and each Seller if the Buyer obtains knowledge that any of the representations and warranties of the Buyer in Article 6 of this Agreement are not true and correct in all material respects.

     9E. Consents. The Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or its Subsidiaries is a party (including the Company Material Contracts) and such consents have not been obtained and may not be obtained; provided, however, that, subject to the proviso to the final sentence of this Section 9E and with it being understood and agreed that the Closing shall not be delayed in order to obtain such consents, Buyer and the Company agree to cooperate reasonably to obtain prior to the Closing any third party consents required for consummation of, or (at Buyer's expense) any other third party consents as may be reasonably requested by the Buyer to be obtained in connection with, the transactions contemplated hereby prior to the Closing. The Buyer agrees that neither the Company nor any of the Equityholder Parties shall have any liability whatsoever to the Buyer (and the Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result of failing to obtain any such consent. The Buyer further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of the Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At the Buyer's request prior to the Closing, the Company shall cooperate with the Buyer in any reasonable manner in connection with the Buyer's obtaining any such consents; provided, that such cooperation obligation shall not include any requirement of the Company or any of its Affiliates to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

     9F. Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 9F), each of the Buyer and the Company (on behalf of itself and the Sellers) shall use its reasonable best efforts to cause the conditions to Closing to be satisfied (to the extent reasonably within their respective control) and for the Closing to occur as promptly as practicable and neither the Buyer nor the Company shall take any action designed to prevent, impede or delay the Closing. Without limiting the generality of the foregoing or the provisions of Section 9G, for purposes of this Section 9F and Section 9G, the Buyer shall not, and shall not permit any of its Affiliates to, intentionally take any action that is reasonably likely to result in a Buyer Material Adverse Effect; provided, that the "reasonable best efforts" of the Buyer in connection with the matters described in this Section 9F or Section 9G shall not include the Buyer's agreement (x) to hold separate or divest or license any businesses, products and assets of the Buyer, the Company and/or their respective Subsidiaries, (y) to agree with any Governmental Entity to any material liabilities or restrictions on the conduct of Buyer, the Company or their respective Subsidiaries or (z) to institute an Action against any Governmental Entity in order to obtain the approval of such Governmental Entity to the transactions contemplated hereby. The "reasonable best efforts" of the Company shall not require the Company or any of its Subsidiaries, Affiliates, or Agents or any Equityholder Parties to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding or to offer or grant any accommodation (financial or otherwise) to any third party in order to obtain any consent required for the consummation of the transactions contemplated hereby or to provide financing to the Buyer for the consummation of the transactions contemplated hereby.

     9G. Regulatory Act Compliance. The Buyer and the Company shall each file or cause to be filed, promptly (but in any event within ten (10) Business Days) after the date of this Agreement, any notifications or other filings required to be filed under the HSR Act and other anti-competition laws with respect to the transactions contemplated hereby; provided, however, that, to the extent any information from any particular Seller is required by Applicable Law to be included in any such filing, such Seller shall use its reasonable best efforts to provide any such information concerning such Seller (to the extent available) to the Company and the Buyer in connection with their preparation of any such filings. With respect to filings under the HSR Act, each of the Company and the Buyer shall seek early termination of the waiting period under the HSR Act. The Buyer and the Company shall use their respective reasonable best efforts to respond to any requests for additional information made by any agencies and, subject to Section 9F hereof, to use their respective reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable anti-competition laws to terminate or expire at the earliest possible date and to use their reasonable best efforts to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby (it being understood that the foregoing shall not require the Buyer, the Company and/or any Seller to institute an Action against any Governmental Entity in order to obtain the approval of such Governmental Entity to the transactions contemplated hereby). Each of the Buyer and the Company shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and each of the Buyer and the Company shall have the right to have an Agent present at any such meeting.

     9H.Director and Officer Liability and Indemnification.

     (i) The Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company's or any of its Subsidiaries' certificate of incorporation, bylaws or the Stock Option Plan relating to the exculpation or indemnification of former officers and directors of the Company or its Subsidiaries as in effect on the date hereof, it being the intent of the parties (including each Seller) that the officers and directors of the Company and its Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification after the Closing to the fullest extent permitted under Applicable Law.

     (ii) The Buyer shall cause the Company and its Subsidiaries to maintain in effect for six (6) years from the Closing Date directors' and officers' liability insurance coverage (or purchase an insurance tail policy) for those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms not less favorable than those of such existing insurance coverage; provided, that the Buyer shall not be required to cause the Company to pay with respect to such insurance policy or coverage (as applicable) in respect of any one policy year annual premiums in excess of 200% of the last annual premium paid by the Company for such insurance, but in such case shall provide as much coverage as reasonably practicable for such amount; provided, further, that in the event that any claim is brought under any such policy or coverage prior to the six-year anniversary of the Closing Date, such directors' and officers' liability insurance policy shall be maintained as to such claim to the extent necessary to provide coverage for such claim until final disposition thereof.

     (iii) Notwithstanding anything contained in this Agreement to the contrary, the covenants in this Section 9H shall survive the consummation of the Closing for the relevant periods specified herein (but in any event through the six (6) year anniversary of the Closing Date (subject to extension thereof as to specified claims pursuant to the last proviso in Section 9H(ii) hereof)). In the event that the Buyer or any of its Subsidiaries or any of their respective successors or assigns (a) consolidates with or merges into any other Person, or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Buyer or its Subsidiary, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 9H.

     (iv) The terms and conditions governing the obligations of the Buyer and its Subsidiaries under this Section 9H shall not be terminated or modified in such a manner as to materially and adversely affect any Person expressly intended to benefit from the covenants in this Section 9H without the consent of such affected Person.

     9I. Designation and Replacement of Representative. The parties have agreed that it is desirable to designate the Representative to act on behalf of the holders of the Company Capital Stock and the holders of Options for certain limited purposes, as specified herein. The parties have designated Odyssey Investment Services, L.L.C. as the initial Representative, and execution of this Agreement by each Seller shall, to the maximum extent permitted under Applicable Law, constitute irrevocable ratification and approval of such designation by such Seller and authorization of the Representative to serve in such capacity (including to accept funds from the Buyer and distribute same (subject to any rights of the Representative under this Section 9I or Section 9J to withhold any portion of such sums to pay expenses of serving as the Representative and for any other purpose set forth herein) to the Sellers entitled thereto hereunder and to settle any and all disputes with the Buyer under this Agreement), and the execution of an option cancellation agreement (or similar document, acknowledgment or authorization, including an Option Cancellation Agreement) by a holder of an Option shall constitute irrevocable ratification and approval of such designation by the holders of the Options and authorization of the Representative to serve in such capacity (including to accept funds from the Buyer and distribute same (subject to any rights of the Representative under this Section 9I or Section 9J to withhold any portion of such sums to pay expenses of serving as the Representative and for any other purpose set forth herein) to the holders of Options entitled thereto and to settle any and all disputes with the Buyer under this Agreement), and in each case, shall also constitute a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments, amendments and agreements made by the Representative on behalf of the Sellers and/or the holders of Options, as applicable, in this Agreement and the other documents delivered in connection herewith. The Representative may resign at any time and the Representative may be removed (either with or without cause) only by the vote of Persons which collectively owned more than 50% of the Company Capital Stock as of immediately prior to the Closing ("Majority Holders"). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Equityholder Parties. In the event that a Representative has resigned or been removed, a new Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal, or appointment of a Representative shall be delivered by the Representative to the Buyer promptly after such action is taken and the removal or resignation of the Representative shall not be effective until notice of the appointment of the new Representative is so delivered. Any replacement Representative shall, by virtue of accepting such appointment, be deemed to agree to be bound by all the terms and conditions of Sections 9I and 9J applicable to the Representative.

     9J. Authority and Rights of Representative; Limitations on Liability.

     (i) The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith; provided, however, that the Representative will have no obligation to act on behalf of the Sellers or the holders of Options unless expressly set forth in this Section 9J. Without limiting the generality of the foregoing, each of the Sellers, by his, her or its execution and delivery of this Agreement, and each holder of Options by the execution of an option cancellation agreement or similar document, acknowledgement or authorization (including an Option Cancellation Agreement) which, in any such case, pursuant to which such holder acknowledges and agrees to be bound by the provisions set forth in this Section 9J and Section 9I (collectively, the "Covered Persons"), hereby irrevocably appoints the Representative as the agent, proxy and attorney-in-fact for such Covered Person for all purposes of this Agreement (including the full power and authority on such Covered Person's behalf (i) to consummate the transactions contemplated herein (including the delivery of such Covered Person's shares of Company Capital Stock and/or Options at the Closing in exchange for the consideration to which such Covered Person is entitled hereunder); (ii) to receive funds from the Buyer and to disburse any funds received hereunder to such Covered Person entitled to same; (iii) to endorse and deliver any certificates or instruments representing the shares of Company Capital Stock (including affidavits of loss for lost, stolen or destroyed Certificates including customary indemnification provisions) and execute such instruments of transfer or assignment on behalf of and in the name of such Covered Person as the Buyer shall reasonably request; (iv) to execute and deliver on behalf of such Covered Person any amendment or waiver to this Agreement; (v) to take all other actions to be taken by or on behalf of such Covered Person in connection herewith; and (vi) to do each and every act and exercise any and all rights which such Covered Person or any of them are permitted or required to do or exercise under this Agreement). All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of such Covered Persons, and no such Covered Person shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Representative shall not take any such action where such action materially and adversely affects the substantive rights or obligations of one Seller, or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto. Each of the Covered Persons agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Covered Person.

     (ii) In furtherance of the foregoing, concurrently with (and, in any event within ten (10) Business Days after) such Person's execution and delivery of this Agreement, each Seller is delivering or will deliver to the Representative the Certificates representing the shares of Company Capital Stock held by such Seller, duly endorsed for transfer or accompanied by appropriate transfer documents, and the Representative shall have full power and authority to deliver such Certificates to the Buyer at the Closing on behalf of each such Seller (without any further action or approval on the part of any Seller with respect thereto). The Company and the Buyer shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers and the holders of Options. Neither the Representative nor any of its Agents shall have any liability to the Company, any Seller, the holders of Options or any other Equityholder Party with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its Agents in connection therewith), except with respect to the Representative's gross negligence or willful misconduct. The Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Representative based upon any such direction. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative (for itself and its Agents) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Representative in such capacity (or any of its Agents in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of the Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, from the Sellers and the holders of Options (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as Representative, or funds to be distributed to the Sellers or the holders of Options under this Agreement at its direction, pursuant to or in connection with this Agreement). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers and holders of Options as Purchase Consideration pursuant to this Agreement at Closing or thereafter to satisfy such obligations (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the amount included as Representative Expenses exceeds such expenses, disbursements or advances, the Representative may retain such excess as a fee for the services it provides hereunder. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Seller or any holder of Options for any purpose of U.S. federal or state law, including federal or state income tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller or any holder of Options; provided that, to the extent that the Representative receives from the Buyer the consideration payable to a Seller in respect of his, her or its Company Capital Stock, the Representative shall promptly turn over such consideration to such Seller.

     (iii) Each of the Buyer (on its behalf and on behalf of the other Buyer Parties) and the Company acknowledges that the Representative is party to this Agreement solely for purposes of serving as the "Representative" hereunder and no claim shall be brought by or on behalf of any of the Buyer or any other Buyer Party (including, after the Closing, the Company and its Subsidiaries) against the Representative with respect to this Agreement or the agreements or transactions contemplated hereby or any certificate, opinion, instrument or other documents delivered hereunder; provided, that the foregoing acknowledgment shall not limit the rights of any Seller or holder of Options or the Buyer or a Buyer Party to the extent that the Representative receives from the Buyer the consideration payable to a Seller or holder of Options (as applicable) in respect of his, her or its Company Capital Stock and fails to promptly turn over such consideration to such Seller or holder of Options (as applicable) entitled thereto. Notwithstanding the foregoing, Buyer's payment obligations to the Sellers and holders of Options shall be deemed satisfied with respect to the payment of the Purchase Consideration to the extent of any Purchase Consideration paid to the Representative. Neither the Buyer nor the Company shall have any liability to any Persons for acts or omissions of the Representative (acting in its capacity as such) or any Agent thereof.

     (iv) Any decision, act, consent or instruction of the Representative under this Agreement shall constitute a decision, act, consent or instruction of the Covered Persons and shall be final, binding and conclusive on the Covered Persons. All deliveries and payments to be made by the Buyer to or at the direction of the Representative pursuant to Section 1E in respect of the Covered Persons shall be made on behalf of the Covered Persons and shall constitute full performance of the obligations of the Buyer to the Covered Persons pursuant to such section with respect to such amounts. The Buyer shall not be liable to any Person for the Representative's allocation of particular deliveries or payments described in the preceding sentence nor for the payment or distribution of (or failure or delay in paying or distributing) such amounts by the Representative. The appointment of the Representative revokes any power of attorney heretofore granted that authorized any other Person to represent the Covered Persons with regard to this Agreement or the transactions contemplated hereby.

     (v) Notwithstanding any notice received by the Buyer to the contrary and absent Buyer's bad faith or willful misconduct, the Buyer (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to the Sellers or any Option holders with respect to, actions, omissions, decisions or determinations of the Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Representative are fully authorized by each Seller and Option holder.

     (vi) The Representative represents and warrants that (a) it is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite power and authority necessary to execute, deliver and perform its obligations under this Agreement, (c) this Agreement constitutes a valid and binding obligation of the Representative, enforceable in accordance with its terms (except as limited by the application of bankruptcy, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and the application of equitable principles) and (d) the execution, delivery and performance of its obligations under this Agreement do not violate its Organizational Documents, any material contract to which the Representative or any of its assets or properties may be bound, or any Applicable Law to which the Representative is subject.

     9K. Facility Closings; Employee Layoffs. Buyer shall indemnify each Equityholder Party for any loss, liability, damage or expense suffered by such Equityholder Party arising from the failure of any Buyer Party (including, after the Closing, the Company or any of its Subsidiaries) to comply with any and all applicable notice or filing requirements under any liability under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, "WARN")

     9L. Employee Benefits Matters. The Buyer will provide (or cause to be provided) to employees of the Company and its Subsidiaries compensation (including bonus opportunity but not equity based compensation) and employee benefits (other than defined benefit pension plans) that are in the aggregate substantially comparable to the compensation and employee benefits provided to similarly situated employees of the Buyer, except to the extent and for the period that the Buyer elects to keep in force any existing benefits of the Company or any of its Subsidiaries. The Buyer hereby agrees that, from and after the Closing Date, the Buyer shall cause the Company to grant all employees of the Company and its Subsidiaries credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date (i) for eligibility and vesting (but not for benefit accrual) purposes and (ii) for purposes of vacation accrual under any benefit plan, program or arrangement established or maintained by or on behalf of the Company or any of its Subsidiaries on or after the Closing Date (the "Buyer Plans") to the same extent such service was recognized under a similar Employee Benefit Plan, except, in each case, to the extent such treatment would result in duplicative benefits. In addition, the Buyer hereby agrees that the Buyer shall cause (i) the Company and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the same extent such conditions were not applicable under any Employee Benefit Plan, and (ii) any covered expenses incurred on or before the date the employees transition to Buyer Plans by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions during the calendar year that includes the transition date under any applicable Buyer Plan, provided that the employee or covered dependent provides satisfactory evidence of the expenses to the administrator or agent of the Buyer Plan. Buyer or another Buyer Party (including, after the Closing, the Company or one of its Subsidiaries) shall be solely responsible for complying with the requirements of COBRA for any individual who is an "M&A qualified beneficiary" as defined in Q&A-4 of Treas. Reg. §54.4980B -9 in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the foregoing shall not (x) be deemed to amend or waive compliance with the express terms of any applicable collective bargaining agreement or (y) apply to any employee of the Company and/or any of its Subsidiaries who enters into a written conditional employment agreement with the Company prior to the date hereof with respect to such individual's post-Closing employment with the Buyer and/or the Company and its Subsidiaries; it being understood and agreed that such individual's post-Closing employment terms shall be governed by the terms of such employment agreement and not this Section 9L unless otherwise specified in any such employment agreement.

     9M. Provision Respecting Representation of Company. Each of the parties (including each Seller) to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may have served as counsel to each and any of the Representative, one or more Sellers and one or more holders of Options and their respective Affiliates (individually and collectively, the "Seller Group"), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and each member of the Seller Group consents to and waives any conflict of interest arising from such multi-party representation. In addition, each of the parties hereto (including each Seller) acknowledge and agree that following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group and advise any such Persons in respect of the post-closing adjustments contemplated by Section 1E hereof and/or provide legal advice from time to time to any such Person in respect of the interpretation of this Agreement and the rights, obligations and remedies of the various interestholders hereunder and/or under any of the agreements contemplated hereby; provided, that Kirkland & Ellis LLP shall not represent any member of the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group in any litigation against Buyer, the Company and/or any of their respective Subsidiaries with respect to the transactions contemplated by this Agreement. Each Seller that has not expressly retained Kirkland & Ellis LLP acknowledges and agrees that Kirkland & Ellis LLP has been retained to represent the Company (and not such Seller) in connection with the transactions contemplated hereby, such Seller has been afforded the opportunity to review this Agreement with such Seller's attorneys and advisors, and that such Seller does not have an attorney-client arrangement with Kirkland & Ellis LLP with respect to the transactions contemplated hereby.

     9N. Expenses; Transfer Taxes. If this Agreement is terminated prior to consummation of the Closing, each party shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by Applicable Law. If the Closing occurs, the Buyer shall pay, or cause to be paid, (i) all fees and expenses incurred by the Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby or otherwise required by Applicable Law, (ii) any and all Company Expenses and Representative Expenses in each case to the extent included in the computation included in the computation of Closing Net Indebtedness, and (iii) all Transfer Taxes (of which, for the avoidance of doubt and without duplication, 50% is being included in the calculation of Closing Net Indebtedness).

     9O. Certain Access Provisions.

     (i) For a period of five (5) years after the Closing Date, the Buyer shall preserve and retain, or cause the Company and its Subsidiaries to preserve and retain, all corporate, accounting, legal, auditing or other books and records of the Company and its Subsidiaries relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date; provided, however, the Buyer shall preserve and retain, or cause the Company and its Subsidiaries to preserve and retain, all Tax books and records until the expiration of the later of (a) the seventh (7th) anniversary of the Closing Date or (b) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof.

     (ii) After the Closing Date, the Buyer shall cause the Company and its Subsidiaries to permit the Representative to have reasonable access to, and to inspect and copy, all materials referred to in this Section 9O and to meet with officers and employees of the Buyer and the Company and its Subsidiaries on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information and to call such officers and employees as witnesses.

     (iii) From and after the Closing, each Seller hereby agrees to reasonably cooperate with the Buyer, upon the Buyer's request and at the Buyer's expense (including with respect to the retention of independent legal counsel for such Seller), at mutually satisfactory times, in connection with investigating, prosecuting or defending any claim, Action, audit or proceeding by or before any Governmental Entity relating to the conduct of the business of the Company and its Subsidiaries through the Closing Date or the consummation of the transactions contemplated hereby, including providing information or other materials with respect to such matters that is in such Seller's possession, reasonably participating in depositions, serving as a witness with respect to such matters with respect to which such Seller has reasonable information, and otherwise as reasonably requested by the Buyer. Notwithstanding anything in this Agreement to the contrary, in no event shall the requirement of cooperation by any Seller apply to any matter that involving liability or that would reasonably be expected to give rise to liability to such Seller or any other Equityholder Party to Buyer or any Buyer Party (including, after the Closing, the Company and its Subsidiaries).

     9P. Seller Release. As of immediately after the Closing and effective upon payment by the Buyer to such Seller (or to the Representative on such Seller's behalf) of the Purchase Consideration to which such Seller is entitled at Closing, each Seller, to the fullest extent permitted by Applicable Law, hereby releases and forever discharges the Company, the Buyer, its Subsidiaries, each Equityholder Party, their successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, judgments, obligations, contracts, agreements, debts, losses, costs, expenses, damages and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity ("Claims"), which the undersigned now has, has ever had or may hereafter have against the respective Releasees to the extent arising as a result of such Seller's equity ownership or investment in the Company and its Subsidiaries on and prior to the Closing Date (collectively, the "Released Matters"). The "Released Matters" shall also include, in the case of any Seller that is an Odyssey Investment Partnership, any Claims, rights, or obligations of any Odyssey Investment Partnership under any contract or arrangement with the Company or any of its Subsidiaries not disclosed to Buyer prior to the date hereof. For the avoidance of doubt, in no event shall the foregoing release and discharge extend to, and in no event shall the "Released

Matters" include, (a) any Claims or rights of such Seller or any other Equityholder Party under any contract, agreement or arrangement disclosed on the Company Disclosure Letter, (b) any Claims or rights such Seller or any other Equityholder Party, has as a holder of debt securities, or Agent for such holders of debt securities, of the Company or any of their Subsidiaries (including the Senior Credit Facility, the Opco Notes and the Holdco Notes), (c) any Claims or rights to reimbursement, indemnification or contribution of such Seller or such Seller's Agents in his, her or its capacity as an officer, director, manager, stockholder or employee of the Company and/or any of its Subsidiaries (whenever arising) under the Organizational Documents of the Company and/or any of its Subsidiaries, any insurance policies maintained by or on behalf of the Company and/or any of its Subsidiaries or Applicable Law, (d) any Claims or rights for compensation, benefits or vacation pay owed to any Seller that is an employee, (e) any Claims or rights of any Seller or any other Equityholder Party that relates to any obligation of the Buyer or the Company under this Agreement or any other agreement entered into in connection with the transactions contemplated hereby or (f) any other Claims set forth on Section 9P of the Company Disclosure Letter.

ARTICLE 10
MISCELLANEOUS

     10A. Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided that (i) any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the Representative, the Company and the Buyer and (ii) subject to the first sentence of Section 2D with respect to the waiver of conditions to Closing from and after the Closing, any waiver of any provision of this Agreement shall be effective against the Representative, the Company and the Buyer only if set forth in a writing executed by such Person. Absent such a written waiver, no course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, waive, amend or discharge any provision of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

     10B. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission to the proper fax number, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (v) if delivered by e-mail, provided the relevant computer record indicates a full and successful transmission to the proper e-mail address and no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to any Seller, the Company, the Representative or the Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company (prior to the Closing)

Safety Product Holdings, Inc.
c/o Odyssey Investment Services, L.L.C.
280 Park Avenue
West Tower, 38th Floor
New York, New York 10017
Attention: Craig Staub
                Matt Satnick
Telecopy: (212) 351-7925
Email: cstaub@odysseyinvestment.com
           msatnick@odysseyinvestment.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Richard J. Campbell, P.C.
Telecopy: (312) 861-2200
Email: rcampbell@kirkland.com

Notices to the Representative

Odyssey Investment Services, L.L.C.
280 Park Avenue
West Tower, 38th Floor
New York, New York 10017
Attention: Craig Staub
                Matt Satnick
Telecopy: (212) 351-7925
Email: cstaub@odysseyinvestment.com
           msatnick@odysseyinvestment.com

with a copy to (which shall not constitute notice)

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Richard J. Campbell, P.C.
Telecopy: (312) 861-2200

Email: rcampbell@kirkland.com

Notices to the Buyer and/or the Company (after the Closing):

Honeywell International Inc.
101 Columbia Road
Morristown, New Jersey 07962-2487
Attention: General Counsel and Senior Vice President
Telecopy: (973) 455-4217
Email: peter.kreindler@honeywell.com

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
355 South Grand Ave., Suite 4400
Los Angeles, California 90071-3106
Attention: David K. Robbins
Telecopy: (213) 830-8660
Email: david.robbins@bingham.com

Notices to any Seller:

To such Seller at the address set forth opposite such Seller's name on Section 10B of the Company Disclosure Letter

     10C. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) without the prior written consent of (i) prior to the Closing, the Company, the Representative and the Buyer and (ii) from and after the Closing, the Buyer and the Representative; provided, however, that the Buyer shall be entitled to assign its rights and obligations under this Agreement to any Subsidiary or Affiliate of the Buyer without the consent of any other party hereto, but no such assignment shall relieve the Buyer of any of its obligations to any other party hereunder without the express written consent of each such affected party.

     10D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     10E. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the Buyer, the Company, the Sellers and the

Representative confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

     10F. Captions. The captions used in this Agreement and descriptions of the Company Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or the interpretation or application thereof, and all provisions of this Agreement shall be enforced and construed as if no caption herein or description of the Company Disclosure Letter had been used in this Agreement or therein.

     10G. Complete Agreement. This Agreement (including its Exhibits and Schedules (including the Company Disclosure Letter)), together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein that are to be executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto with respect to their collective subject matter and supersede any prior understandings, agreements or representations by or between such parties, written or oral, with respect to such subject matter (including that certain letter agreement between the Buyer and the Company, dated as of March 12, 2008).

     10H. Company Disclosure Letter. Notwithstanding (i) the fact that the Company Disclosure Letter is arranged by sections corresponding to the sections in this Agreement, (ii) that a particular section of this Agreement makes reference to a specific section of the Company Disclosure Letter, (iii) that a particular representation and warranty may not make a reference to the Company Disclosure Letter and (iv) anything else to the contrary set forth in this Agreement, the disclosures in each section of the Company Disclosure Letter are exceptions and qualifications to the representations and warranties set forth in the corresponding section of this Agreement and, to the extent that such disclosure is reasonably apparent as being an exception and qualification to any representation and warranty in another section of this Agreement, in each other section of this Agreement to which the relevance of such disclosure is reasonably apparent. The inclusion of information in the Company Disclosure Letter shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement by any Person that such information is material to any Person. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters, if any, are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement. Prior to the Closing, the Company shall have the right from time to time to supplement, modify or update the disclosures in the Company Disclosure Letter with respect to the representations and warranties of the Company made in this Agreement or to otherwise provide notice to the Buyer with respect to events, circumstances, or matters first arising after the date of this Agreement; provided that any such supplements, modifications, updates and notices shall not be taken into account in determining whether the condition set forth in Section 2B(i) is satisfied or be deemed to amend the definition of "Company Disclosure Letter" herein, but shall be deemed to have been disclosed to the Buyer from and after the date disclosed for purposes of Section 9A(vi).

     10I. No Additional Representations; Disclaimer

     (i) The Buyer acknowledges and agrees that none of the Company, any Seller or any other Equityholder Party, nor any other Person acting on behalf of the Company, any Seller or any of the Equityholder Parties has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement, as expressly set forth in any certificate delivered by the Company pursuant to Section 2B(iii) or as and to the extent required by this Agreement to be set forth in the Company Disclosure Letter. The Buyer further agrees that no Seller or other Equityholder Party nor any of their respective direct or indirect Affiliates or Agents will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer's use of, any such information and any information, document or material made available to the Buyer or its Affiliates or agents in that certain Information Packet, dated February, 2008, prepared by the Company and Credit Suisse Securities (USA) LLC, in certain "data rooms" and online "data sites," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

     (ii) The Buyer acknowledges and agrees that except for the representations and warranties of the Sellers expressly set forth in Article 4 hereof, the representations and warranties of the Company expressly set forth in Article 5 hereof and the representations and warranties of the Company contained in any certificate delivered by the Company in connection herewith, the Company Capital Stock is being acquired AS IS WITHOUT ANY EXPRESSED OR IMPLIED WARRANTY. The Buyer acknowledges and agrees that it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, by the Company, the Representative, any Seller or any other Equityholder Party, except for (A) the representations and warranties of the Sellers expressly set forth in Article 4 hereof, (B) the representations and warranties of the Company expressly set forth in Article 5 hereof, (C) the representations and warranties of the Company expressly contained in any certificate delivered by the Company pursuant to Section 2B(iii) hereof, and (D) the representations and warranties of the Representative expressly set forth in Section 9J(vi) hereof. Without limiting the generality of the foregoing, no representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Section 5H, (ii) employee benefit matters is being made, except as set forth in Section 5M, and (iii) environmental matters is being made, except as set forth in Section 5P. Notwithstanding anything herein to the contrary, in no event shall the Company be required to list in the Company Disclosure Letter each specific asbestosis, silicosis, mixed dust or similar litigation or claim, as opposed to a general description of such litigation matters or claims (including as may relate to respiratory product liability litigation or claims), to which the Company or any of its Subsidiaries is subject; provided that the application of this sentence shall not otherwise limit the scope or substance of the representations and warranties contained in Article 5 other than with respect to the level of detail the Company is required to include in the Company Disclosure Letter with respect to such specific litigation or claims.

     (iii) In connection with the Buyer's investigation of the Company and its Subsidiaries, the Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer has made its own independent evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including as to the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against any Seller, any other Equityholder Party or any other Person with respect thereto. Accordingly, the Company makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

     10J. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted (including pdf) signature pages), each of which shall be deemed an original and all of which when taken together shall constitute one and the same Agreement.

     10K. Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts or choice of law provisions.

     10L. CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND

ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR TRIBUNAL (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10B OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 8B(VI), FOR PURPOSES OF THIS SECTION 10L, THE TERM "PARTY" OR "PARTIES" SHALL INCLUDE, AS THE CONTEXT REQUIRES, THE SELLERS AND THE REPRESENTATIVE.

     10M. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 8B(VI), FOR PURPOSES OF THIS SECTION 10M, THE TERM "PARTY" OR "PARTIES" SHALL INCLUDE, AS THE CONTEXT REQUIRES, THE SELLERS AND THE REPRESENTATIVE.

     10N. Payments under Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding Tax obligations required to be withheld by law), on the dates required hereby (with time being of the essence). Notwithstanding anything to the contrary in Section 8B(vi), for purposes of this Section 10N, the term "party" or "parties" shall include, as the context requires, the Sellers and the Representative.

     10O. Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective heirs, executors, successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of any Seller, any holder of Options, any other Equityholder Party, the Representative (including any duly appointed successor thereto), the Seller Group, the officers and directors of the Company and/or its Subsidiaries and Persons to which Company Expenses and/or Representative Expenses are owed, as applicable (including Section 1B, Section 1D, Section 9A, Section 9H, Section 9I, Section 9J, Section 9M, Section 9N, Section 9O, Section 9P, this Section 10O and Section 10S), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons; provided, that in no event shall any third party beneficiary be entitled to enforce the provisions of Section 9L hereof. The parties hereto further agree that the rights of third party beneficiaries shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties to whom such representations and warranties are being made (or to whom the authority to waive the same has been specifically granted hereunder (e.g., the Representative on behalf of the Sellers)) in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. For purposes of this Section 10O, the term "party" or "parties" shall include, as the context requires, the Sellers and the Representative.

     10P. Obligations of the Buyer and the Company. Whenever this Agreement requires a Subsidiary of the Buyer (including, after the Closing, the Company) to take any action, such requirement shall be deemed to include an undertaking on the part of the Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

     10Q. No Partnership Created. Nothing in this Agreement (including Section 3A hereof) is intended to give the Buyer, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Closing and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its and its Subsidiaries' operations. Furthermore, in no event shall this Agreement be deemed to create a partnership or joint venture between the Company or any of its Affiliates or any Seller or any of its Affiliates, on the one hand, and the Buyer and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Company or any of its Affiliates or any Seller to the Buyer or any of its Affiliates.

     10R. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Buyer, the Sellers or the Company, as applicable, in accordance with their specific terms or were otherwise breached by the Buyer, the Sellers or the Company, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any of the Buyer, the Sellers or the Company, as applicable, and to enforce specifically the terms and provisions hereof against the Buyer, the Sellers or the Company, as applicable, in any court or before any other Governmental Entity having jurisdiction with respect to the matter in question, this being in addition to any other rights or remedies to which the parties hereto are entitled at law or in equity. Notwithstanding anything herein to the contrary, in no event shall this Section 10R, be used, alone or together with any other provision of this Agreement, to require the Company and/or any Seller to remedy any breach of any representation or warranty of the Company and/or any Seller made herein. Notwithstanding anything to the contrary in Section 8B(vi), for purposes of this Section 10R, the term "party" or "parties" shall include, as the context requires, the Sellers and the Representative.

     10S. Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY OR ANY OF SUCH PARTY'S AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY (INCLUDING ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

* * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

SAFETY PRODUCTS HOLDINGS, INC.

/s/ Robert A. Peterson

By: Robert A. Peterson

Its: Chief Executive Officer

HONEYWELL INTERNATIONAL INC.

/s/ Brian S. Cook

By: Brian S. Cook

Its: Vice President, Corporate Development

ODYSSEY INVESTMENT SERVICES, L.L.C.
(solely in its capacity as the Representative)

By: ODYSSEY INVESTMENT PARTNERS FUND III, LP,
its sole member

By: /s/ Brian Kwait
Name: Brian Kwait
Title: Authorized Signatory

By: ODYSSEY CAPITAL PARTNERS III, LLC,
its general partner

By: /s/ Brian Kwait
Name: Brian Kwait
Title: Authorized Signatory

By: ODYSSEY INVESTMENT PARTNERS, LLC,
its manager

By: /s/ Brian Kwait
Name: Brian Kwait
Title: Authorized Signatory

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

SELLERS:

ODYSSEY INVESTMENT PARTNERS FUND III, LP

By: ODYSSEY CAPITAL PARTNERS III, LLC,
its general partner

By: /s/ Brian Kwait
Name: Brian Kwait
Title: Authorized Signatory

By: ODYSSEY INVESTMENT PARTNERS, LLC,
its manager

By: /s/ Brian Kwait
Name: Brian Kwait
Title: Authorized Signatory

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

SAFETY PRODUCTS COINVESTMENT, LLC

By: ODYSSEY INVESTMENT PARTNERS, LLC,
its manager

By: /s/ Brian Kwait
Name: Brian Kwait
Title: Authorized Signatory

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

SAFETY PRODUCTS, LLC

By: GENERAL ELECTRIC PENSION TRUST,
its sole member

By: GE ASSET MANAGEMENT INCORPORATED,
its investment manager

By: /s/ Patrick J. McNeela
Name: Patrick J. McNeela
Title: Vice President

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

ROBERT A. PETERSON

/s/ Robert A. Peterson

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

DAVID F. MYERS, JR.

/s/ David F. Myers, Jr.

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

WILLIAM L. GRILLIOT

/s/ William L. Grilliot

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

MARY I. GRILLIOT

/s/ Mary I. Grilliot

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

CHARLES S. ELLIS

/s/ Charles S. Ellis

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

KENNETH R. MARTELL

/s/ Kenneth R. Martell

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

JEFFREY G. MORRIS

/s/ Jeffrey G. Morris

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

THOMAS F. ALGER

/s/ Thomas F. Alger

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

ROBERT D. MORGAN

/s/ Robert D. Morgan

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

WILLIAM J. HAYES

/s/ William J. Hayes

[Signature Page to Safety Products Holdings, Inc. Stock Purchase Agreement]

EXHIBIT A

     "Action" shall mean any action, hearing, proceeding, audit or suit before or by a Governmental Entity, whether administrative, civil, or criminal, in law or in equity.

     "Additional Consideration" means, as of any date of determination, the aggregate portion of the Additional Retention Amounts released from the Retention Escrow Account and paid or payable to Sellers and holders of Options issued and outstanding as of immediately prior to the Closing (in each case, in their capacity as such) pursuant to Section 1E(ii).

     "Additional Per Share Consideration" means, as of any date of determination, the quotient determined by dividing (i) the Additional Consideration, if any, by (ii) the Aggregate Fully-Diluted Shares.

     "Adjustment Calculation Time" means 11:59 p.m., New York City time, on the day immediately prior to the Closing Date.

     "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided that, for purposes of Safety Products, LLC, its sole Affiliates shall be deemed to be GE Asset Management Incorporated and General Electric Pension Trust.

     "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state or local Tax law.

     "Agents" means, for any Person, such Person's directors, officers, employees, financial advisors, legal advisors, insurance advisors, accountants, agents and other advisors.

     "Aggregate Fully-Diluted Shares" means, as of any date of determination, the sum of (i) the aggregate number shares of Company Capital Stock issued and outstanding immediately prior to the Closing, plus (ii) the aggregate number shares of Company Capital Stock issuable upon the exercise in full of all Options issued and outstanding immediately prior to the Closing (whether vested or not and without giving effect to any cancellation thereof effected by any option cancellation agreement with respect thereto (including any Option Cancellation Agreement)).

     "Aggregate Option Exercise Price" means the sum of the cash exercise prices payable upon exercise in full of all Options issued and outstanding immediately prior to the Closing (whether vested or not and without giving effect to any cancellation thereof effected by any option cancellation agreement (including any Option Cancellation Agreements with respect thereto entered into in connection with or effective upon the Closing).

     "Agreement" shall have the meaning set forth in the preamble.

     "Applicable Law" or "Applicable Laws" shall mean, with respect to any particular Person, all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or codes of any Governmental Entity and (b) legally

[Exhibit A to Agreement and Plan of Merger]	1

binding writs, orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity, in each case to the extent applicable to such Person.

     "Audited Balance Sheet" means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 attached to Section 5E(i) of the Company Disclosure Letter.

     "Base Consideration" means $1,220,000,000 (One Billion Two Hundred Twenty Million Dollars).

     "Business Day" means any day, other than a Saturday, Sunday, or any other date in which banks located in any of New York, New York or Chicago, Illinois are closed for business as a result of federal, state or local holiday.

     "Buyer" shall have the meaning set forth in the preamble.

     "Buyer Material Adverse Effect" means a material adverse effect upon the ability of the Buyer to pay the Purchase Consideration or perform its other material obligations in accordance with the terms hereof.

     "Buyer Parties" means the Buyer, any Affiliate of the Buyer (including the Company and its Subsidiaries after the Closing) and their respective Agents, successors and permitted assigns.

     "Buyer Plans" shall have the meaning set forth in Section 9L.

     "Cash Calculation Time" means 11:59 p.m., New York City time, on the third Business Day immediately prior to the Closing Date.

     "Certificate" means a certificate which immediately prior to the Closing represented any shares of Company Capital Stock.

     "Claims" shall have the meaning set forth in Section 9P.

     "Closing" shall have the meaning set forth in Section 1C.

     "Closing Cash" means cash and cash equivalents of the Company and its Subsidiaries as of the Cash Calculation Time, as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Balance Sheet; provided, however, that, notwithstanding the foregoing, (x) the aggregate amount of cash and cash equivalents shall be reduced to the extent (but only to the extent) that the computation of cash pursuant to this definition has not already been reduced by the aggregate amount of checks or drafts issued by, and (without duplication) bank overdrafts of, the Company or its Subsidiaries prior to the Cash Calculation Time that have not been debited from a bank account of the Company or any such Subsidiary, and (y) the aggregate amount of cash and cash equivalents shall be increased to the extent (but only to the extent) that the computation of cash pursuant to this definition has not already been increased by the aggregate amount of uncleared deposits and checks (including,

[Exhibit A to Stock Purchase Agreement]	2

without duplication, deposits in transit) to the Company or its Subsidiaries prior to the Cash Calculation Time that have not been credited to a bank account of the Company or any such Subsidiary.

     "Closing Consideration" means the result equal to (i) the Base Consideration, minus (ii) the Closing Net Indebtedness.

     "Closing Date" shall have the meaning set forth in Section 1C.

     "Closing Net Indebtedness" means the excess of (i) Indebtedness as of the Adjustment Calculation Time minus (ii) Closing Cash.

     "Closing Option Per Share Consideration" means, in respect of each share of Company Capital Stock issuable upon exercise of any Option issued and outstanding as of immediately prior to the Closing, the excess of (i) the Closing Per Share Consideration over (ii) the cash exercise price payable to acquire such share of Company Capital Stock issuable upon exercise of such Option.

     "Closing Per Share Consideration" means, in respect of each share of Company Capital Stock issued and outstanding as of immediately prior to the Closing, a portion of the Closing Consideration determined by dividing (i) the sum of (a) the Closing Consideration, plus (b) the Aggregate Option Exercise Price, by (ii) the Aggregate Fully-Diluted Shares.

     "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the preamble.

     "Company Capital Stock" shall have the meaning set forth in the preamble.

     "Company Disclosure Letter" means the Company Disclosure Letter delivered by the Company to the Buyer on the date hereof.

     "Company Expenses" means the aggregate fees and expenses of the Company and its Subsidiaries relating to the transactions contemplated hereby, including the aggregate fees and expenses of the Company and its Subsidiaries to (i) Credit Suisse Securities (USA) LLC for investment banking services for the Company and its Subsidiaries and any other financial advisor retained by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, (ii) Kirkland & Ellis LLP and other legal counsel for legal services to the Company and its Subsidiaries, and (iii) Ernst & Young LLP for accounting services to the Company and its Subsidiaries, in each case to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Closing) and to the extent related to the transactions contemplated hereby; provided that, for the avoidance of doubt, in no event shall "Company Expenses" be deemed to include any fees and expenses to the extent incurred by or at the direction of the Buyer or otherwise relating to the Buyer's or its Affiliates' financing (including obtaining any consent or waiver relating thereto) for the

[Exhibit A to Stock Purchase Agreement]	3

transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of the Buyer or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Company's accountants on behalf of the Buyer or its Affiliates).

     "Company Intellectual Property Rights" means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

     "Company Material Adverse Effect" means a material adverse effect upon the assets, liabilities, financial condition, business or operating results of the Company and its Subsidiaries taken as a whole; provided, that none of the following, either alone or taken together with other changes or effects, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in, or circumstances or effects arising from or relating to, general business or economic conditions (whether or not affecting the industry in which the Company and its Subsidiaries operate) to the extent not affecting the Company and its Subsidiaries in a manner materially adversely disproportionate to other companies operating in the safety products industry generally, (ii) changes in, or circumstances or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States to the extent not affecting the Company and its Subsidiaries in a manner materially adversely disproportionate to other companies operating in the safety products industry generally, (iii) changes in, or circumstances or effects arising from or relating to, financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline in the price of any security or any market index and (z) any increased cost of capital or pricing related to any financing for the transactions contemplated hereby), (iv) changes in, or circumstances or effects arising from or relating to changes in, GAAP, (v) changes in, or circumstances or effects arising from or relating to changes in, laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity to the extent not affecting the Company and its Subsidiaries in a manner materially adversely disproportionate to other companies operating in the safety products industry generally, (vi) changes in, or circumstances or effects arising from or relating to, the taking of any action contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby (other than any such changes or effects arising from the failure to seek consent for the transactions contemplated hereby from a third party to a contract that was required to be disclosed on Section 4C or 5D of the Company Disclosure Letter, but was not disclosed on Section 4C or Section 5D of the Company Disclosure Letter), (vii) adverse consequences that reasonably would be expected to result from the matters specifically described in the Company Disclosure Letter, (viii) changes, circumstances or effects that arise from any seasonal fluctuations in the business, consistent with historical fluctuations, of the Company and its Subsidiaries, or (ix) any failure, in and of itself (but not the facts or circumstances giving rise or contributing to such failure, to the extent the same otherwise would constitute a Company Material Adverse Effect), to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Buyer or its Affiliates or Agents).

[Exhibit A to Stock Purchase Agreement]	4

     "Company Material Contracts" shall have the meaning set forth in Section 5I.

     "Company SEC Reports" means the reports, schedules and forms filed by the Company and its Subsidiaries with the SEC and publicly available since December 31, 2005 and prior to the execution of this Agreement, in each case as amended through the date hereof.

     "Competing Transaction" means (i) a sale or issuance by the Company and/or any of its Subsidiaries of (or the sale, grant or issuance of any right to purchase) any debt or equity securities (or securities convertible into or exchangeable for debt or equity securities) of the Company or any Subsidiary of the Company (other than (w) the issuance of replacement Certificates for lost, mutilated or destroyed Certificates with respect to which affidavits of loss and customary indemnification from the stockholder requesting the same are obtained, (x) issuances to the Company or a wholly owned Subsidiary of the Company to the extent such securities would not be deemed to be outstanding as of immediately prior to the Closing for purposes of determining the Aggregate Fully-Diluted Shares, (y) the issuance of Options to employees of the Company and/or any of its wholly owned Subsidiaries otherwise in compliance with Section 3B hereof, or (z) the issuance of shares of capital stock of the Company upon exercise of any currently outstanding Option granted by the Company and/or any Option hereafter granted by the Company as contemplated by clause (y) hereof), (ii) a sale of capital stock of the Company or any Subsidiary (A) by any Seller or stockholder deemed an Agent of the Company hereunder or (B) by the Company's other stockholders of more than 5% in the aggregate of the outstanding capital stock to any third party (excluding sales and/or transfers to any of their respective Affiliates or members of their respective family group), it being acknowledged that notwithstanding this clause (ii), the Company shall enforce, or cause its Affiliates to enforce, the transfer restrictions in the Stockholders Agreement or any other existing stockholders or other agreements with the Company's or its Subsidiaries' stockholders and shall not consent to or approve any such transfer for which the Company's or any of its Subsidiaries' consent, cooperation or approval is required, (iii) any sale or exclusive license of a material portion of the assets of the Company and its Subsidiaries (taken as a whole) (other than sales of inventory and/or obsolete or worn assets in the ordinary course of business consistent with past practice) or (iv) any merger, consolidation, business combination, joint venture, recapitalization, liquidation, reorganization, financing, tender offer, share exchange, dissolution or other extraordinary transaction involving the Company or any Subsidiary.

     "Confidentiality Agreement" shall have the meaning set forth in Section 9C.

     "Consent Solicitation" shall have the meaning set forth in Section 3I(i).

     "Covered Persons" shall have the meaning set forth in Section 9J(i).

     "Debt Tender" shall have the meaning set forth in Section 3I(i).

     "Designated Contacts" shall have the meaning set forth in Section 3A.

     "Employee Benefit Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement (other than the employment agreements listed on Section 5I of the Company Disclosure Letter) that is maintained, sponsored or contributed to by the Company or any of its

[Exhibit A to Stock Purchase Agreement]	5

Subsidiaries on behalf of any of their respective employees located in the United States. For the avoidance of doubt, "Employee Benefit Plan" includes each material plan, agreement or arrangement (other than the employment agreements listed on Section 5I of the Company Disclosure Letter) that provides one or more of the following elements of compensation or benefits: commission, bonus, incentive or deferred compensation, severance, termination, retention, or change of control payments, stock option or other equity awards, pension, profit sharing, salary continuation, employee assistance, or supplemental retirement benefits, vacation, sickness, disability, or death insurance (including any self-insured arrangements), health or medical insurance benefits, supplemental unemployment benefits, and retiree health, medical or life insurance benefits, in each case that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries on behalf of any of their respective employees located in the United States.

     "Environmental Laws" shall mean all Applicable Laws, as enacted and in effect as of the date hereof relating to (a) the protection of human health from environmental hazards, protection of the environment, or occupational health and safety, (b) classification, regulation, listing or defining of hazardous substances, hazardous wastes, hazardous materials, wastes, pollutants or contaminants, (c) the investigation, clean-up and abatement, removal action, remedial action or any other response to a release, or threatened release, of any Hazardous Substances to the environment, (d) any emission of air pollutants or direct or indirect discharge of pollutants or waste, (e) the generation, treatment, storage, disposal, transportation, processing, handling, use, existence, spill, release or threatened release of any Hazardous Substance, and (f) the manufacture, import, distribution or sale of any Hazardous Substances, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. §9601 et seq.; (ii) the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §6901 et seq; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; (iv) the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; and (v) the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; and each state or local law corresponding thereto.

     "Environmental Permits" shall have the meaning set forth in Section 5P.

     "Equityholder Parties" means the Sellers, the holders of Options, any Affiliate of any Seller or any holder of Options and their respective Agents, partners, members, successors and permitted assigns.

     "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, as to any Person, any other Person who for purposes of Title IV of ERISA is a member of the controlled group, or under common control with such first Person, within the meaning of Section 414 of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excess Payments" shall have the meaning set forth in Section 3E.

[Exhibit A to Stock Purchase Agreement]	6

     "Executive Subscription Agreement" means that certain Subscription Agreement, dated as of July 19, 2005, by and among the Company and those executives set forth therein, as the same has been and may be amended, modified, supplemented or waived from time to time through the date hereof.

     "Foreign Benefit Plan" means each plan, program or arrangement otherwise constituting an Employee Benefit Plan, but for the exclusion of Foreign Benefit Plans in the definition thereof, substantially all of the participants and beneficiaries under which are neither citizens nor residents of the United States.

     "GAAP" means United States generally accepted accounting principles.

     "Government Contracts" shall have the meaning set forth in Section 5T(i).

     "Governmental Entity" means any government, governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local.

     "Holdco Notes" means the 11 3/4% Senior Pay In Kind Notes of the Seller and NSP Holdings Capital Corp. due 2012.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HSR Approval" shall have the meaning set forth in Section 2A(i).

     "Indebtedness" means, without duplication, the sum of (a) all principal and accrued (but unpaid) interest owing by the Company and its Subsidiaries for debt for borrowed money owed to any third party (other than the holders of Opco Notes and Holdco Notes in their capacities as such), including pursuant to the Senior Credit Facility, together with any prepayment premium, prepayment penalty, or similar payment thereon, in each case, calculated assuming such payment obligations are being repaid immediately prior to (but assuming consummation of) the Closing, (b) with respect to the Opco Notes and the Holdco Notes, the sum of, without duplication, the Tender / Consent Amount and the Redemption Amount, (c) all unpaid obligations (as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Balance Sheet) of the Company or any of its Subsidiaries under leases that are capitalized in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Balance Sheet, (d) any unpaid payment obligation of, or amounts payable by, the Company or any of its Subsidiaries in connection with foreign exchange contracts, interest rate and currency swap arrangements or any other hedging arrangements or derivatives transactions designed to provide protection against fluctuations in interest or currency rates, (e) the unpaid balance of any earnout payments owed under the terms of that certain Stock Purchase Agreement, dated December 20, 2002, by and among Arbin Veilighein B.V., Karolus Venlo Holding B.V. and North Safety Products Europe B.V., (f) any matured and unpaid amounts drawn under Letters of Credit or similar instruments extended in favor of the Company or any Subsidiary thereof (excluding, for the avoidance of doubt, any and all obligations

[Exhibit A to Stock Purchase Agreement]	7

described in clause (B) below), (g) all Company Expenses, determined as reflected in information provided by the payee (or agents of the payee) thereof (whether in the form of invoices or statement balances) or in accordance with the terms of the agreement relating to such Company Expenses, and all Representative Expenses, (h) the aggregate retention bonuses set forth on Section 10A-1 of the Company Disclosure Letter under the heading "Additional Retention Amounts" (which amounts shall be deposited by the Buyer into the Retention Escrow Account at Closing pursuant to Section 1E(ii)), and, without duplication, all other retention bonuses, stay bonuses or transaction bonuses entered into by the Company prior to such time or entered into by the Company or one of its Subsidiaries prior to the Closing and payable as a result of the transactions contemplated hereby, and (i) 50% of all Transfer Taxes; provided, that, without limiting other liabilities that are not to be included therein, in no event shall the calculation of "Indebtedness" include (A) any liabilities related to inter-company debt between the Company and any of its wholly-owned Subsidiaries and any wholly-owned Subsidiary of the Company and another wholly-owned Subsidiary of the Company, (B) any contingent reimbursement obligations for any letters of credit, performance bonds, surety bonds and similar obligations of the Company or any of its Subsidiaries, (C) except to the extent set forth in clause (d) of this definition, any obligations for the payment of deferred purchase price, "earnouts" or similar consideration, (D) except to the extent set forth in clause (h) of this definition, any liability related to any Employee Benefit Plan of the Company or any of its Subsidiaries, including any pension plan or retiree medical liability, (E) any amounts payable to or in respect of payments to any Seller and/or any holder of Options under this Agreement except to the extent set forth in clause (h) of this definition, or (F) any fees and expenses to the extent incurred by or at the direction of the Buyer or otherwise relating to the Buyer's or its Affiliates' financing (including obtaining any consent, agreement or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of the Buyer or its Affiliates in connection with the transactions contemplated hereby or otherwise (including any liabilities that were or are raised or arranged by the Buyer or its Affiliates in connection with the transactions contemplated hereby or otherwise (e.g., the Buyer's and its Affiliates' financing for the transactions contemplated hereby and any fees and expenses related to the Buyer's financing for the transactions contemplated by this Agreement, including any fees payable to any financing institution or the Company's accountants on behalf of the Buyer or its Affiliates)).

     "Intellectual Property Rights" means, individually and collectively, all rights in and to the following throughout the world: (i) patents, patent applications, and patent disclosures including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, uniform resource locator addresses, Internet domain names and symbols, slogans, and other indicia of source or origin, including common law rights thereto, registrations and applications for registration thereof, together with all of the goodwill and all other rights associated therewith, (iii) rights in mask works (as defined in 17 U.S.C §901) and in works of authorship of any type (registered or unregistered), including Software, and registrations and applications for registration thereof, all moral and common law rights thereto, and all other rights associated therewith, and (iv) trade secrets, inventions (including all invention disclosures and whether patentable or unpatentable and whether or not reduced to practice), know-how and other confidential or proprietary technical, business and other information, including, manufacturing and production processes and techniques, research and development information, technology,

[Exhibit A to Stock Purchase Agreement]	8

drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof ("Trade Secrets").

     "knowledge," when used (i) in the phrase "to the knowledge of the Company", "to the Company's knowledge" or similar phrases means, and shall be limited to, the actual knowledge (without any duty of independent inquiry) of Robert A. Peterson, David F. Myers, Jr., William Hayes and James Walters, (ii) in the phase "to the knowledge of the Seller" or similar phrases means the actual knowledge of such Seller (if a natural person) and in the case of any Seller that is not a natural person, means the actual knowledge of those Persons specified on Schedule B-1 attached hereto opposite the name of such Seller, in each case, without any duty of independent inquiry, or (iii) in the phase "to the knowledge of the Buyer" or similar phrases means the actual knowledge of Jim Rogers, David DeMeo, Mark Levy, Manish Shanbhag, Brian Cook and Richard Kent, in each case, without any duty of independent inquiry.

     "Latest Balance Sheet" shall have the meaning set forth in Section 5E(i).

     "Leased Real Property" means all leasehold or subleasehold estates and other legally enforceable rights of the Company or any Subsidiary thereof to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property.

     "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property and for which the annual rent obligation exceeds $200,000.

     "Letters of Credit" shall have the meaning set forth in Section 3G.

     "Liabilities" shall have the meaning set forth in Section 5E(iii).

     "Licensed Intellectual Property Rights" means Intellectual Property Rights licensed to the Company or one of its Subsidiaries by a third party pursuant to a Company Material Contract set forth in Section 5I(i)(h).

     "Lien" means any mortgage, pledge, lien, hypothec, encumbrance, charge or other security interest.

     "Majority Holders" shall have the meaning set forth in Section 9I.

     "Merger" shall have the meaning set forth in the preamble.

     "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

     "Odyssey Entity" means each of the Representative, Odyssey Investment Partners Fund, III, L.P., a Delaware limited partnership, Odyssey Investment Partners L.L.C., a Delaware

[Exhibit A to Stock Purchase Agreement]	9

limited liability company, and any Affiliate thereof (but excluding the Company and its Subsidiaries).

     "Odyssey Investment Partnerships" means the Representative, Odyssey Investment Partners Fund, III, L.P., a Delaware limited partnership, Odyssey Investment Partners L.L.C., a Delaware limited liability company, and any Affiliate thereof (but excluding any and all portfolio companies of any of the foregoing and any and all Subsidiaries of any such portfolio companies).

     "Opco Notes" means the 9 7/8% Senior Notes of the Company and Norcross Capital Corp. due 2011.

     "Options" means all stock options to acquire shares of Company Capital Stock issued pursuant to the Stock Option Plan which are outstanding and exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or pursuant to an action of the Company's board of directors or the Committee (as defined in the Stock Option Plan)), as of immediately prior to the Closing; provided, that, for the avoidance of doubt, the portions of the stock options described on Section 10A-3 of the Company Disclosure Letter shall not be considered outstanding and exercisable as of the immediately prior to the Closing for purposes of this Agreement nor shall the holder thereof be entitled to any Closing Option Per Share Consideration or Additional Consideration with respect thereto.

     "Organizational Documents" means, with respect to any entity, (i) the certificate or articles of incorporation and the by-laws, the certificate of formation and partnership agreement or operating agreement (as applicable), and (ii) any organizational or governing documents comparable to those described in clause (i) as may be applicable to such entity pursuant to any Applicable Law.

     "Owned Intellectual Property Rights" means the Intellectual Property Rights owned by the Company or one of its Subsidiaries.

     "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the business of the Company or any of its Subsidiaries.

     "Payoff Instructions" shall have the meaning given to such term in Section 1D(iii).

     "Permitted Encumbrances" means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, with any pending action to foreclose on account thereof properly stayed, (iii) purchase money Liens, (iv) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (v) Liens under the Senior Credit Facility, (vi) mechanics Liens and similar Liens for labor, materials, or supplies securing amounts the payment of which (A) is not materially delinquent and that the Company intends to pay in the ordinary course of business or (B) is being

[Exhibit A to Stock Purchase Agreement]	10

contested in good faith through appropriate proceedings, (vii) zoning, building codes, and other land use laws regulating the use or occupancy of Owned Real Property or Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Owned Real Property or Leased Real Property; (viii) Liens in the form of contra-receivables or outstanding liabilities related to rebates, refunds and other discounts to customers in the ordinary course of business, (ix) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (x) Liens set forth on Section 10A-2 of the Company Disclosure Letter, (xi) all matters set forth on title policies or surveys made available by Company to the Buyer at least two (2) Business Days prior to the date of this Agreement, and (xii) non-exclusive licenses of Company Intellectual Property Rights granted in the ordinary course of business or not inconsistent in any material respect with past practice.

     "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

     "Purchase Consideration" means the aggregate consideration to which Sellers and holders of Options are entitled in their capacity as such (including the Final Consideration and the Additional Consideration), as determined in accordance with this Agreement.

     "Redemption Amount" means the aggregate amount required to redeem (i) all Opco Notes that have not been purchased and paid for pursuant to the Debt Tender as of the Adjustment Calculation Time and will not be so purchased and paid for not later than one Business Day after the Closing out of the Tender / Consent Amount and (ii) all Holdco Notes that have not been purchased and paid for pursuant to the Debt Tender as of the Adjustment Calculation Time and will not be so purchased and paid for not later than one Business Day after the Closing out of the Tender / Consent Amount, in each case assuming redemption on the 30th calendar day after the Closing Date and otherwise calculating such redemption amount (including any applicable redemption premium, prepayment penalty or similar payments thereon) in accordance with the indenture (as amended) governing the Opco Notes and the indenture (as amended) governing the Holdco Notes.

     "Released Matters" shall have the meaning set forth in Section 9P.

     "Releasee" shall have the meaning set forth in Section 9P.

     "Releasees" shall have the meaning set forth in Section 9P.

     "Rep and Warranty Policy" shall have the meaning set forth in Section 9A(iv).

     "Representative" shall have the meaning set forth in the preamble.

     "Representative Expenses" means an amount estimated in good faith by the Company and delivered to the Representative at Closing for fees and expenses incurred or

[Exhibit A to Stock Purchase Agreement]	11

estimated to be incurred by the Representative in its capacity as such either before or after the Closing, which amount shall be subject to the review and approval of the Representative.

     "Retention Escrow Account" shall have the meaning set forth in Section 1E(i).

     "Retention Escrow Agreement" shall have the meaning set forth in Section 1E(i).

     "Retention Plan" means the Safety Products Holdings, Inc. Retention Program implemented in connection with the transactions contemplated hereby and funded in part pursuant to Section 1E hereof.

     "Rollover Employee" shall have the meaning set forth in Section 1E(i).

     "Safety Standard" or "Safety Standards" shall mean, with respect to any particular Person, all applicable published U.S. and foreign safety standards and certifications applicable to the products of the Company and its Subsidiaries (including, to the extent applicable, those standards, if any, promulgated by the Food and Drug Administration, the National Fire Protection Association, the Occupational and Safety Health Administration, the National Institute for Occupational Safety and Health, the American National Standards Institute, the International Electrotechnical Commission, and the American Society for Testing and Materials), in each case to the extent applicable to such Person.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" shall have the meaning set forth in the preamble.

     "Seller Group" shall have the meaning set forth in Section 9M.

     "Sellers" shall have the meaning set forth in the preamble.

     "Senior Credit Facility" means that certain Credit Agreement, dated as of July 19, 2005, by and among the Company, as the borrower, the several banks and other financial institutions or entities from time to time parties thereto, as lenders, Credit Suisse, as lead arranger and bookrunner, Credit Suisse, as administrative agent, Bank of America, N.A., as syndication agent, and GMAC Commercial Finance LLC, LaSalle Bank National Association and US Bank National Association, as co-documentation agents, as the same has been and may be amended, modified, supplemented and waived from time to time.

     "Software" means computer software, programs and databases in any form, including source code, object code, data, databases, and all related documentation.

     "Stock Option Plan" means that certain 2005 Option Plan of the Company, as the same has been and may be amended, modified, supplemented or waived through the date hereof and, from time to time after the date hereof, as contemplated or permitted by this Agreement or as otherwise may be necessary to consummate the transactions contemplated hereby on the terms set forth in this Agreement.

[Exhibit A to Stock Purchase Agreement]	12

     "Stockholder Agreements" means (i) that certain stockholders agreement, dated as of July 19, 2005, by and among the Company, Odyssey Investment Partners Fund, III, L.P., a Delaware limited partnership, and Safety Products, LLC, a Delaware limited liability company, and (ii) that certain management stockholders agreement, dated July 19, 2005, by and among the Company, Odyssey Investment Partners Fund, III, L.P., a Delaware limited partnership, and certain stockholders of the Company, as the same has been and may be amended, modified, supplemented and waived from time to time.

     "Subscription Agreement" means that certain Subscription Agreement, dated as of July 19, 2005, by and among the Company, Odyssey Investment Partners Fund, III, L.P., a Delaware limited partnership, and Safety Products, LLC, a Delaware limited liability company, as the same has been and may be amended, modified, supplemented or waived from time to time.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, joint venture, association or other business entity, a majority of the partnership, limited liability company, joint venture, or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to control or have a majority ownership interest in a partnership, limited liability company, joint venture, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, joint venture, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, joint venture, association or other business entity.

     "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

     "Tax Return" means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company or any of its Subsidiaries.

     "Tender / Consent Amount" means the aggregate amount required to be paid by the Company or its Subsidiaries to holders of Opco Notes and/or Holdco Notes upon acceptance for purchase of the Opco Notes and/or Holdco Notes tendered pursuant to the Debt Tender as of the Closing or in respect of any consent solicitation fees required to be paid to holders of Opco Notes and/or Holdco Notes who have given consents as of the Closing and are entitled to

[Exhibit A to Stock Purchase Agreement]	13

payment therefor pursuant to the Consent Solicitation, together with all unpaid costs and expenses incurred by or on behalf of the Company or any Subsidiary thereof with respect thereto.

     "Termination Date" shall have the meaning set forth in Section 7A(iv).

     "Title IV Plan" means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

     "Transfer Taxes" means all property, transfer or similar Taxes imposed on the Company or its Subsidiaries and any transfer or similar Tax imposed on the Buyer, any Seller or holder of Options resulting from the transactions contemplated hereby (in each case only to the extent the amount thereof is determined based on the assets and properties of the Company and its Subsidiaries and not the assets and properties of Buyer and its Subsidiaries, other than the Company and its Subsidiaries after the Closing).

     "WARN" shall have the meaning set forth in Section 9K.

[Exhibit A to Stock Purchase Agreement]	14